Exhibit 2.1

***Text Omitted and Filed Separately
with the Securities and Exchange Commission
Confidential Treatment Requested
Under 17 C.F.R. Sections 200.80(b)(4)
and 240.24b-2

Share Purchase Agreement

among

the Shareholders of ICAR VISION SYSTEMS, S.L.
as Sellers

and

Mitek Holding B.V.
as Buyer
and

MITEK SYSTEMS, INC.
as Buyer´s Guarantor

16 October 2017

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INDEX

1.	DEFINITIONS AND INTERPRETATION. PURPOSE 6

2.	PURCHASE AND SALE 6

3.	PURCHASE PRICE AND PAYMENT FOR THE SHARES 7

4.	PURCHASE PRICE AND PAYMENT FOR THE FOREIGN SHARES 8

5.	NO LEAKAGE 8

6.	COVENANTS 9

7.	CLOSING 12

8.	SELLERS’ LIABILITY REGIME 14

9.	SELLERS´ JOINT AND SEVERAL GUARANTEE 17

10.	BUYER´S JOINT AND SEVERAL GUARANTEE 18

11.	PROCEEDINGS FOR BUYER’S CLAIMS 19

12.	BUYER’S LIABILITY REGIME 22

13.	GENERAL 23

14.	GOVERNING LAW AND JURISDICTION 26

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In Barcelona, on 16 October 2017, this share purchase agreement (the “Agreement”) is entered into
BY AND AMONG

I.	Mr. Xavier Codó Grasa, an individual of legal age and Spanish nationality, with national identity card number 38.094.043-V, domicile in Spain at Príncep de Viana, 30, 3er, 08401 Granollers, Barcelona.

II.	Mr. Josep Lladós Canet, an individual of legal age and Spanish nationality, with national identity card number 46664310R, domicile in Spain at Crta. Laurea Miro 29, Sant Feliu de Llobregat, Barcelona.

III.	Mr. Felipe Lumbreras Ruiz, an individual of legal age and Spanish nationality, with national identity card number 46564302C, domicile in Spain at C. Navas de Tolosa 324 P04 3, Barcelona.

IV.	Mr. Vicente Chapaprieta Martínez, an individual of legal age and Spanish nationality, with national identity card number 43523165N, domicile in Spain at Pssg. Fabra I Puig 446 P06 3, Barcelona.

V.	Ms. Selma Casanovas Suriol, an individual of legal age and Spanish nationality, with national identity card number 46632250A, domicile in Spain at Plza. Nova 7, Castellvi de la Marca, Barcelona.

VI.
Mr. Daniel Ponsa Mussarra, an individual of legal age and Spanish nationality, with national identity card number 39.355.286D, domicile in Spain at Carrasco i Formiguera, 8, 2on 2ona de Sant Cugat del Vallès.

Mr. Daniel Ponsa Mussarra is duly represented by Ms. Cristina Cañero Morales, an individual of legal age and Spanish nationality, with national identity card number 45487120C, domicile in Spain at Crer. Carrasco I Formiguera 8 P02 2, Sant Cugat del Valles, Barcelona, who acts in her capacity as attorney pursuant to the power of attorney dated 11 October 2017.

VII.
Ms. Cristina Cañero Morales, an individual of legal age and Spanish nationality, with national identity card number 45487120C, domicile in Spain at Crer. Carrasco I Formiguera 8 P02 2, Sant Cugat del Valles, Barcelona.

VIII.	Mr. Josep Lluis Rodríguez del Castillo, an individual of legal age and Spanish nationality, with national identity card number 37244775R, domicile in Spain at C. Sardenya 476 P01 4, Barcelona.

IX.	Mr. Jordi López Pérez, an individual of legal age and Spanish nationality, with national identity card number 77476842P, domicile in Spain at C. Cervantes 4 P02 2, Els Hostalets de Balenya, Barcelona.

X.
Ms. Mireia Montpart Planell, an individual of legal age and Spanish nationality, with national identity card number 46647665P, domicile in Spain at C. Pio Baroja 2 P11 3, Cerdanyola del Valles, Barcelona.

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XI.	Ms. Eva Costa Montmany, an individual of legal age and Spanish nationality, with national identity card number 77312116P, domicile in Spain at Crer. Anselm Clave 8 P01 1, Tona, Barcelona; and

XII.
Nucli Inversions BCN, S.L., a limited liability company, with registered office in c/ Príncep de Viana, 30, 3er, 08401 Granollers, Barcelona, registered with the Commercial Registry of Barcelona, and holding Spanish tax identification number (N.I.F.) B66509142.

Nucli Inversions BCN, S.L. is duly represented by Xavier Codó Grasa, an individual of legal age and Spanish nationality, with national identity card number 38.094.043-V, domicile in Spain at Príncep de Viana, 30, 3er, 08401 Granollers, Barcelona, who acts in his capacity as sole director.
Collectively referred to herein as the “Sellers” and each of them as a “Seller”.
AND

XIII.
MITEK HOLDING B.V. (the “Buyer”), a private limited liability company, with registered office in Haarlem, the Netherlands, registered with The Netherlands Chamber of Commerce, and RSIN identification number 857956516.

Buyer is duly represented by Renatus Paulus Hendrikse, an individual of legal age and Dutch nationality, with passport number NYo8R6J96, domicile in the Netherlands, who acts in his capacity as attorney pursuant to the power of attorney granted by the Buyer on 10 October 2017.
AND

XIV.
MITEK SYSTEMS, INC. (the “Buyer´s Guarantor” or “Mitek”), a Delaware Corporation, with registered office in San Diego, California, registered with the Delaware Division of Corporations in the United States of America, and holding tax identification number 87-0418827.

Mitek is duly represented by James Bernadotte De Bello, an individual of legal age and United States nationality, with passport number 525328526, domicile in California in the United States of America, who acts in his capacity as attorney pursuant to the power of attorney granted by Mitek on 6 October 2017.

Sellers, on the one hand, and Buyer and Mitek, on the other hand, are collectively referred to herein as the “Parties” and each as a “Party”.
RECITALS

I.
Whereas Sellers are the legal owners of the entire share capital of ICAR Vision Systems, S.L. (the “Target”), which is divided into 33,387 ordinary shares with a face value of € 1 each, numbered from 1 to 33,387, both inclusive, fully subscribed for and paid in and free and clear of all Liens (each capitalized term as defined below) (the “Shares”).

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II.
Xavier Codó Grasa owns one share in ICAR SISTEMAS INFORMÁTICOS E DE IDENTIFICAÇAO LTDA a limited liability company organized and existing in accordance with the laws of Brazil, with registered office at Avenida Brigadeiro Luis Antonio, No. 3.030, sala 121, Jardim Paulista, CEP 01402-000, in the City of São Paulo, State of São Paulo, in Brazil, registered with the Board of Trade of the State of São Paulo with NIRE 35.225.195.444 and enrolled with the Brazilian Taxpayer Registry (CNPJ/MF) under No. 13.309.503/0001-95 (the “Brazilian Subsidiary”), which is fully subscribed for and paid in and free and clear of all Liens (each capitalized term as defined below) (the “Brazilian Share”).

III.
Xavier Codó Grasa owns one share in ICAR MEXICO, BUSINESS IDENTITY INTELLIGENCE, S.A. DE C.V., a Mexican Company with registered office in Avenida Insurgentes Sur número 1763, 5to Piso, Colonia Guadalupe Inn, Delegacion Alvaro Obregon, C.P. 01020, Ciudad de Mexico, registered with the Registro Público de Comercio under instrument number 125,993 of volume 2,092 and tax identification number IMB1701319U4 (the “Mexican Subsidiary”), which is fully subscribed for and paid in and free and clear of all Liens (each capitalized term as defined below) (the “Mexican Share”).

IV.	Together the Mexican Share and the Brazilian Share shall be referred to as the “Foreign Shares”.

V.	Schedule I sets forth (a) the distribution of the Shares among Sellers and (b) the title deeds pursuant to which the Shares have been acquired by each Seller (the “Title Deeds”).

VI.
Whereas Target is a Spanish company (sociedad de responsabilidad limitada) incorporated pursuant to a public deed granted in the presence of the Notary Public of Barcelona, Ms. Berta Garcia Prieto on 21 February 2001, with the number 857 of his public records, registered with the Commercial Registry of Barcelona at Hoja B-248818, Tomo 44305, Folio 151, with registered office in Cerdanyola del Vallés, (Spain), at Parc Tecnológic del Vallés, Ronda Can Fatjó, 11, Edificio Planta 1 (08290) and holding tax identification number (C.I.F.) B62811856.

VII.
Whereas Target is the direct or indirect legal owner, free and clear of all Liens, of the shares of the companies identified on Schedule VII (each, a “Subsidiary” and collectively, the “Subsidiaries”).

Schedule VII sets forth a description of the shareholding structures of, and certain other particulars in respect of, each Subsidiary and identifies the title deeds pursuant to which Target acquired the shares in such Subsidiary.
For the purposes of this Agreement, Target and the Subsidiaries are collectively referred to as the “Companies” and each individually as a “Company”.

VIII.	Whereas Mitek is the parent company of the Buyer.

IX.
Whereas Buyer desires to purchase, pay for and acquire from Sellers, and Sellers desire to sell and transfer to Buyer in consideration of the Purchase Price (as defined below), the Shares, in each case pursuant to the terms and subject to the conditions set forth in this Agreement.

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Now, therefore, the Parties agree to enter into this Agreement pursuant to the following:
CLAUSES

1.	DEFINITIONS AND INTERPRETATION. PURPOSE

1.1	Definitions and Interpretation
Capitalized terms used herein have the respective meanings ascribed to them in Schedule 1.1 and elsewhere in this Agreement. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, have such meaning throughout this Agreement. The plural of any defined term shall have a meaning correlative to such defined term. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
This Agreement shall be interpreted in accordance with the rules of construction set forth in Schedule 1.1.
The Parties have participated jointly in the negotiation and drafting of this Agreement and therefore acknowledge and agree that Article 1,288 of the Civil Code and any other contra proferentem principles of interpretation are not applicable to the interpretation of this Agreement.

1.2	Purpose
The purpose (objeto) of this Agreement is to set forth (i) the terms and conditions pursuant to which, Sellers sell and transfer to Buyer, and Buyer purchases and acquires from Sellers in consideration of payment of the Purchase Price, the Shares and (ii) certain other agreements reached by the Parties in respect of the Transaction.

2.	PURCHASE AND SALE

2.1	Purchase and sale of the Shares
Pursuant to the terms and subject to the conditions of this Agreement, Sellers sell and transfer to Buyer, and Buyer purchases and acquires from Sellers in consideration of payment of the Purchase Price, the Shares, free and clear of all Liens with all rights attached or accruing to them.

2.2	Purchase and sale of the Foreign Shares
Pursuant to the terms and subject to the conditions of this Agreement, Xavier Codó Grasa (acting in his capacity as a Seller) sells to Buyer, and Buyer purchases from Xavier Codó Grasa in consideration of payment of the purchase price established in Clause 4, the Foreign Shares, free and clear of all Liens with all rights attached or accruing to them.

2.3	Inapplicability of restrictions on transfer
The restrictions on the transfer of shares imposed by Target’s by-laws do not apply to the acquisition of the Shares hereunder as Target’s share capital is, pursuant to the terms and conditions of this Agreement, transferred to Buyer in its entirety. Sellers waive all rights of pre-emption over any of the Shares conferred upon them by Target’s by-laws or in any other way and represent that any rights of pre-emption over any of the Shares have been waived.

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3.	PURCHASE PRICE AND PAYMENT FOR THE SHARES

3.1	Purchase Price and Purchase Price Adjustment
The aggregate purchase price for the Shares (the “Final Price”) shall be the amount which results from taking EUR 12,750,000 (the “Base Purchase Price”) and:

(a)
subtracting the amount of the difference between the aggregate Net Working Capital of the Companies and the Net Target Working Capital of the Companies. No adjustment shall be made should the aggregate Net Working Capital be greater than the Target Net Working Capital; and

(b)
subtracting the amount of any expenses incurred by or on behalf of the Companies in relation to the transaction governed by this Agreement and the Transaction Documents including, among others, fees owed to brokers, finders, investment bankers and finance professionals.

For the avoidance of doubt (i) each Party will bear its own costs in relation to the transaction governed by this Agreement and the Transaction Documents and (ii) the Companies shall incur no costs or expenses in relation to the transaction governed by this Agreement and the Transaction Documents.
The Base Purchase Price shall be adjusted to determine the Final Price in accordance with Schedule 3.1.
As further set out in Clause 4 below, payment of part of the Final Price is contingent upon the terms of the Earn-Out.

3.2	Payment of the Initial Purchase Price
On the date hereof Buyer pays to Sellers the “Initial Price”, in each case on a pro rata basis (as set forth in Schedule 3.2), as follows:

(a)	by paying in cash to Sellers’ bank accounts identified in Schedule 3.2 EUR 2,231,250;

(b)	by paying the sum of EUR 1,275,000 into the Escrow Account,
together the amounts due under Clauses 3.2(b) and 3.3 being the “Escrow Amount”, paid in the Escrow Account pursuant to the terms and conditions of the Escrow Agreement entered into by Buyer, Sellers and the Bank, which account is established to serve as collateral and partial security to secure the rights of the Buyer under Clause 7 of this Agreement and to be used for the Base Purchase Price Adjustment as applicable in accordance with Schedule 3.1; and

(c)
by issuing 584,291 shares of common stock, USD 0.001 par value per share of Mitek (the “Mitek Common Stock”) to Sellers distributed amongst them as set out in Schedule 3.2 (such shares, the “Mitek Shares”):

3.3	The Q4 Condition
If the Q4 Condition is met, an additional payment of EUR 1,275,000 shall be made into the Escrow Account as soon as practicable after confirming that the Q4 Condition is met, increasing the Escrow Amount as defined in Clause 3.2 above.
The Q4 Condition shall be determined in accordance with Schedule 3.3.

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3.4	Earn-Out
Buyer shall pay to Sellers’ the Earn-Outs in accordance with Schedule 3.4.

3.5	Release of the Escrow Amount
The Escrow Amount shall be held, administered and released by the Bank to Sellers or Buyer, as applicable, in accordance with the terms of the Escrow Agreement.

4.	PURCHASE PRICE AND PAYMENT FOR THE FOREIGN SHARES

4.1	Purchase of the Brazilian Share
The purchase price for the Brazilian Share shall be EUR 1, paid for in that moment upon execution of this Agreement with cash consideration from Buyer to the Seller and Seller acknowledges receipt of this payment.

4.2	Purchase of the Mexican Share
The purchase price for the Mexican Share shall be EUR 1, paid for in that moment upon execution of this Agreement with cash consideration from Buyer to Seller and Seller acknowledges receipt of this payment.
The following actions will be carried out prior to today or as a single transaction with the signature of this Agreement:

(a)
minutes of the ordinary general shareholders' meeting of the Mexican Subsidiary: the Mexican Subsidiary’s current shareholders shall hold an ordinary general meeting authorizing the terms of this transfer.

(b)	share registry book: the transfer of the Mexican Share will be entered in the share registry book of the Mexican Subsidiary by the legal and / or statutory persons responsible for this purpose.

(c)	endorsement (endoso) of the Mexican Share: the Mexican Share will be endorsed in favor of Buyer.
Likewise, the Parties also undertake to submit to the National Registry of Foreign Investments (R.N.I.E.) the declaration of foreign shareholder change in the Mexican Subsidiary.

5.	NO LEAKAGE
Each Seller individually declares that it has not received any Leakage at any time from (but excluding) 31 December 2016 to the date of this Agreement.
For the purposes of this Clause 5, “Leakage”, as used in respect of any particular Seller, means:

(a)	the payment of any sum (as a dividend or other distribution or a return of capital or a management charge) by any Company to such Seller or any Affiliate of such Seller;

(b)	the transfer of any asset by any Company to such Seller or any Affiliate of such Seller;

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(c)	the assumption, indemnification or incurring of any liability by any Company for the benefit of such Seller or any Affiliate of such Seller; or

(d)	the grant of a waiver by any Company in favor of such Seller in respect of any sums due to it by such Seller or any Affiliate of such Seller,
In the case of Leakage within the meaning of paragraph (a) above Sellers shall immediately, and in any case within the two Business Days following the request of Buyer, return on a euro for euro basis in cash the amount of such Leakage to the Company from which the relevant Seller or its Affiliate received it or, in the case of any other Leakage, take such steps as are necessary to put the applicable Company in the position in which it would have been but for such Leakage or, if that is not possible, to indemnify such Company for any losses incurred by it as a result of such Leakage.

6.	COVENANTS

6.1	Compliance with Securities Laws
Each Seller accepts that Buyer and Mitek are entering into this Agreement and have been induced to enter into this Agreement in reliance on the obligations outlined in this Clause 6, and each Seller hereby represents, warrants and covenants to Buyer and Mitek as follows:

(a)
Seller: (i) is domiciled and has its principal place of business outside the United States; (ii) certifies that it is not a U.S. person (as defined in Regulation S) and is not acquiring the Mitek Shares for the account or benefit of any U.S. person; and (iii) at the time of receipt of any Mitek Shares, Seller or persons acting on the Seller’s behalf in connection therewith will be located outside the United States.

(b)
At the time of the offering of the Mitek Shares to Seller, the communication of Seller’s order to acquire the Mitek Shares and Seller’s execution of this Agreement, Seller or persons acting on Seller’s behalf in connection therewith were located outside the United States.

(c)
Seller has not engaged, nor is it aware that any party has engaged, and Seller will not engage or cause any third party to engage, in any directed selling efforts (as defined in Regulation S) in the United States with respect to the Mitek Shares. The Mitek shares are not being acquired as a result of any advertisement, article, notice or other communication regarding the Mitek Shares published in any newspaper, magazine or similar media or broadcast over a television or radio or presented at any seminar or any other general solicitation or general advertisement.

(d)	Seller is not a “distributor” (as defined in Regulation S) or a “dealer” (as defined in the Securities Act).

(e)	Seller has been advised and acknowledges that:

(i)
the Mitek Shares have not been, and when issued, will not be registered under the Securities Act (as defined below in Clause 6.1(j)), the securities laws of any state of the United States or the securities laws of any other country;

(ii)	in issuing and transferring the Mitek Shares to Sellers pursuant hereto, Mitek is relying upon the “safe harbor” provided by Regulation S and/or on Section 4(2) under the Securities Act;

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(iii)
as Mitek is a “reporting issuer,” it is a condition to the availability of the Regulation S “safe harbor” that the Mitek Shares not be offered or sold in the United States or to a U.S. person until the expiration of a six-month “distribution compliance period,” as defined in Regulation S following the date any such Mitek Shares are issued; and

(iv)
prior to the expiration of the six-month “distribution compliance period” (the “Restricted Period”), the Mitek Shares may be offered and sold by the holder thereof only if: (A) such offer and sale is made in compliance with the terms of this Agreement (including the lock-up in this clause 6.1); and (B) the purchaser of the Mitek Shares (1) certifies that it is not a U.S. person and is not acquiring the Mitek Shares for the account or benefit of any U.S. person, (2) agrees to resell the Mitek Shares only in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration, and (3) agrees not to engage in hedging transactions with regard to such securities unless in compliance with the Securities Act.

Each Seller agrees that with respect to the Mitek Shares, until the expiration of the Restricted Period, Seller, its agents or its representatives will not solicit offers to buy, offer for sale or sell any of the Mitek Shares, or any beneficial interest therein in the United States or to or for the account of a U.S. person and will not engage in hedging transactions with regard to the Mitek Shares unless in compliance with the Securities Act.
Each Seller agrees that with respect to the Mitek Shares, until the expiration of the Restricted Period, Seller, its agents or its representatives will not solicit offers to buy, offer for sale or sell any of the Mitek Shares, or any beneficial interest therein unless: (1) such offer and sale is made in compliance with the terms of this Agreement (including the lock-up in this clause 6.1); and (2) the purchaser of the Mitek Shares (i) certifies that it is not a U.S. person and is not acquiring the Mitek Shares for the account or benefit of any U.S. person, (ii) agrees to resell the Mitek Shares only in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration, and (iii) agrees not to engage in hedging transactions with regard to such securities unless in compliance with the Securities Act.
The foregoing restrictions are binding upon subsequent transferees of the Mitek Shares. Seller understands that after the Restricted Period, the Mitek Shares may be offered or sold within the United States or to or for the account of a U.S. person only if such Mitek Shares are registered under the Securities Act or if an exemption from the registration requirements of the Securities Act and similar state laws is available.

(f)
Seller, or his or her adviser, has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of, and protecting his or her interests in connection with, an investment in the Mitek Shares.

(g)
Seller has been provided with the opportunity to review all relevant financial information, books, records, and other information concerning Mitek, including, but not limited to, all periodic reports filed by Mitek with the Securities and Exchange Commission pursuant to

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the Securities Exchange Act of 1934, as amended, such that Seller is familiar with the business, finances and general prospects for the future of Mitek which he or she may consider significant for the purpose of making an investment decision.

(h)
Seller acknowledges that Mitek shall make a notation in its stock books regarding the restrictions on transfer set forth in this Clause 6 and shall transfer such shares on the books of Mitek only to the extent consistent therewith.

(i)
In particular, Seller acknowledges that Mitek shall refuse to register any transfer of the Mitek Shares not made in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act or pursuant to an available exemption from registration.

(j)
Seller understands and agrees that each certificate or book-entry representing the Mitek Shares, or any other securities issued in respect of the Mitek Shares upon conversion thereof upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear the following legend (in addition to any legend required by this Agreement or under applicable state securities laws):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED FROM TIME TO TIME, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER FROM TIME TO TIME IN EFFECT (THE “SECURITIES ACT”) AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS INVOLVING THE SHARES REPRESENTED HEREBY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT. THIS CERTIFICATE MUST BE SURRENDERED TO THE COMPANY OR ITS TRANSFER AGENT AS A CONDITION PRECEDENT TO THE SALE, PLEDGE, HYPOTHECATION OR ANY OTHER TRANSFER OF ANY INTEREST IN ANY OF THE SHARES REPRESENTED BY THIS CERTIFICATE.”
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR SUCH HOLDERS´ PREDECESSOR IN INTEREST, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY. ANY TRANSFER OR ATTEMPTED TRANSFER OF ANY SHARES IN VIOLATION OF SUCH AGREEMENT IS VOID.

(k)
Neither any Seller nor any person acting on a Seller´s behalf has undertaken or carried out any activity for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States, its territories or possessions, for any of the Buyer Shares. Each Seller agrees not to cause any advertisement of the Buyer Shares to be published in any newspaper or periodical or posted in any public place and not to issue any circular relating to the Mitek Shares.

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6.2	Representations by Non-United States persons
Each Seller hereby represents, warrants and covenants to Buyer and Mitek that such Seller is satisfied as to the full observance of the laws of the Seller’s jurisdiction in connection with any invitation to subscribe for the Mitek Shares or any use of the Agreement including (i) the legal requirements within the Seller’s jurisdiction for the purchase of the Mitek Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of such securities. Seller’s subscription and payment for, and Seller’s continued beneficial ownership of, the Mitek Shares will not violate any applicable securities or other laws of the Seller’s jurisdiction.

6.3	Transfer of the Brazilian Share
Xavier Codó Grasa hereby represents, warrants and covenants to Buyer that after the date of this Agreement, upon written request of the Buyer, will cause his attorney-in-fact in Brazil to execute, on his behalf, an amendment to the articles of association of the Brazilian Subsidiary, by means of which will transfer the Brazilian Share to Target or to any other company of Buyer’s group, at Buyer’s solely discretion.
Xavier Codó Grasa hereby represents, warrants and covenants to Buyer that will cooperate in good faith and provide any necessary information to Buyer and the Brazilian Subsidiary in order to have a smooth and orderly transfer of the Brazilian Share to Target or to any other company of Buyer’s group, and in particular will cooperate with any act that may be necessary and/or appropriate for the consummation of the transfer of the Brazilian Share, including any registration, update and/or filings or formalities before public authorities in Brazil, including, but not limited to, the Board of Trade of the State of São Paulo, the Brazilian Federal Revenue and the Brazilian Central Bank.

7.	CLOSING
Pursuant to the terms and subject to the conditions of this Agreement, completion of the Transaction takes place on the date hereof.
The actions listed below are taken simultaneously (en unidad de acto):

(a)
Transfer Deed. The Parties execute in the presence of the Notary Public a share transfer deed (the “Transfer Deed”) pursuant to which, inter alia, (i) the Parties formalize (elevar a público) this Agreement; and (ii) Sellers transfer ownership and deliver the Shares to Buyer and Buyer, in turn, acquires and receives the Shares.

(b)	Payment of the Initial Price. Buyer pays the Initial Price in accordance with Clause 3.2, including instructing its transfer agent to issue the Mitek Shares, which are subscribed to by Sellers.
Buyer provides to Sellers (i) a letter issued by the General Counsel or other executive of Mitek confirming that Mitek has instructed Computershare, as transfer agent, to issue the Mitek Shares in favor of the Sellers and (ii) a copy of a letter issued by Computershare, as transfer agent, confirming that Computershare has issued the Mitek Shares in favor of the Sellers. A copy of these letters is enclosed to the Transfer Deed.
Sellers acknowledge payment (carta de pago) of the Initial Price in the Transfer Deed.

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(c)	Escrow Agreement. Sellers, Buyer and Bank enter into an escrow agreement with the Target as the account holder (the “Escrow Agreement”).

(d)
Exhibition of Title Deeds. Each Seller exhibits to the Notary Public the Title Deeds in respect of the Shares being transferred by it in order for the Notary Public to reflect the transfer of the Shares thereon.

(e)	Share Registry Book. The transfer of the Shares is recorded in Target’s Share Registry Book (libro registro de socios).

(f)
Resignation of Resigning Officers. Sellers deliver to Buyer letters of resignation, duly executed by each of the Board Directors and the Secretary to the Board of the Company (each, a “Resigning Officer”), pursuant to which such persons resign from their positions on the Companies’ management bodies.

(g)
Appointment of directors and secretaries. Buyer acknowledges the resignations of the Resigning Officers and makes new appointments to fill each of the positions on the Companies’ management bodies vacated by the Resigning Officers. The acceptance of such appointments is documented and notarized simultaneously in the presence of the Notary Public.

(h)
Release of Resigning Officers from liability. Buyer releases each Resigning Officer from any and all liability related to the positions held by each such Resigning Officer with the Companies before the date hereof.

(i)
Public Deed of Deposit. The Parties deposit one of the three originals of the DVD-ROM containing copies of the Data Room Documentation and execute in the presence of the Notary Public a public deed of deposit, to which the Parties enclose the document named “Employee Information”.

(j)
Foreign Investment Forms. Buyer delivers to the Notary Public a duly completed Form D-1A to notify to the Spanish General Directorate for Trade and Investment the foreign investment effected pursuant to this Agreement.

(k)	Employment Agreements. A new employment agreements with the Target for Mr. Xavier Codó Grasa is executed.

(l)
Powers of Attorney. Xavier Codó Grasa grants a power of attorney to an individual resident in Brazil, with powers to (i) represent Xavier Codó Grasa in the transfer of the Brazilian Share, including in the execution of the relevant amendment to the articles of association of the Brazilian Subsidiary, and (ii) receive services of process on behalf of Xavier Codó Grasa in Brazil.

Target grants a power of attorney to an individual resident in Brazil, with powers to (i) represent Target in any corporate document of the Brazilian Subsidiary, (ii) receive services of process on behalf of Target in Brazil; and (iii) represent Target before Brazilian tax authorities.

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8.	SELLERS’ LIABILITY REGIME

8.1	Seller Warranties
Sellers´ representations and warranties to Buyer as of the date of this Agreement are set out in Schedule 8.1 and Clause 6 of this Agreement (together, the “Seller Warranties”). The Seller Warranties are given subject to the limitations set out in this Agreement. The Seller Warranties shall be understood as referring to the date of this Agreement, unless express reference is made otherwise.
Sellers represent and warrant to Buyer that each of the Seller Warranties is accurate in all respects and not misleading at the date of this Agreement.
Sellers accept that Buyer is entering into this Agreement in reliance on the Seller Warranties, and that Buyer has been induced to enter into this Agreement by each of the Seller Warranties.
Sellers undertake to disclose in writing to Buyer anything which is or may constitute a breach of or be inconsistent with any of the Seller Warranties immediately when it comes to its notice both before, at the time of or after the date hereof.
Buyer acknowledges and agrees that each Seller Warranty is a separate and independent warranty which is not extended by reference to or inferences made from any other Seller Warranties.
The Parties acknowledge and agree that the rights and remedies contemplated in this Agreement replace in their entirety the provisions addressing liability of a seller with respect to obligations under purchase and sale or other agreements set forth in the Civil Code and in the Commercial Code.

8.2	Specific Indemnities of Sellers
Sellers shall be liable to Buyer and Sellers undertake to indemnify and hold Buyer harmless against, and reimbursed for (including, where applicable, paying the reasonable defense costs of Buyer), all Damages incurred by Buyer and/or the Companies in connection with, or arising out of the following (the “Specific Indemnities” and each a “Specific Indemnity”):

(a)	any breach of the representations, warranties and covenants outlined in Clause 6;

(b)
any payment due or claimed under the agreement subscribed to by the Target, Mr. Codó (owner, directly or indirectly of the majority of the share capital of the Company) and Global Equity & Corporate Consulting, S.L. (“Global”) on 2 June 2016; and

(c)	any breach by any of the Companies of its obligations (including but not limited to information and security duties) when collecting or processing personal data.
The obligation to indemnify in respect of Specific Indemnities is a direct assumption of liability of the part of Sellers and, therefore, the following shall not apply in respect of the Specific Indemnities: (a) the exception from liability based on Disclosure included in Clause 8.4 and (b) the limitations in Clauses 8.6 and 8.7.

8.3	Sellers’ obligation to indemnify Buyer
Subject to the limitations set forth in this Clause 8, Sellers shall indemnify Buyer for Damages arising from:

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(a)
Inaccuracy of Seller Warranties: any of the Seller Warranties being false, inaccurate, misleading or untruthful in any material respect as of the date hereof other than any falsehood or inaccuracy based on, resulting from or occurring in connection with Leakages to the extent redressed pursuant to the terms of Clause 6 (an “Inaccuracy of Seller Warranties”).

The only warranties in respect of which Sellers shall be subject to liability pursuant to the terms and subject to the conditions hereof are the Seller Warranties.

(b)	Any breach or violation by Sellers to perform any covenants or obligations under this Agreement and the other Transaction Documents.

(c)	Specific Indemnities.
Any Damages paid by Sellers under this Clause shall, to the extent permitted by applicable Law, be considered a reduction in the Final Price. Sellers shall not be subject to liability for any damages or concepts which are not expressly included in the definition of Damage set forth in Clause 8.5.

8.4	Disclosure to Buyer
Each of the Seller Warranties is qualified by facts which are fully, fairly and specifically disclosed and apparent upon review (i) in any Schedule to, or any other provisions of, this Agreement or any other Transaction Document; or (ii) in the following Spanish public registries: Registro Mercantil, Registro de la Propiedad (“Disclosed”).
In no event shall any facts Disclosed constitute an Inaccuracy of Seller Warranties.
The Parties have recorded the Data Room Documentation on a DVD-ROM (the “DVD-ROM”) and simultaneously with the execution of this Agreement, are initialing three copies of the DVD-ROM, one to be delivered to the Notary Public at the date hereof in accordance with Clause 7(i). The Parties acknowledge and agree that the Data Room Documentation shall not be deemed Disclosed for the purposes of this Agreement except where a specific reference is made in the Seller Warranties to specific documents in the DVD-ROM being Disclosed as an exception to the relevant Seller Warranty.

8.5	Definition of Damages
For the purposes of this Agreement “Damages” means all losses, damages, costs, expenses, liabilities, taxes, obligations, demands, commitments, debts and claims of any kind (including any action brought by any Governmental Authority or other Person and including reasonable attorneys’ fees) considered as daño emergente and/or lucro cesante pursuant to Spanish law and shall be interpreted according to the criteria established by Spanish case law, provided, however, that the following concepts are excluded from the definition of Damage and Sellers shall therefore not be subject to liability in respect thereof:

(a)	moral or reputational damages (daños morales o de imagen);

(b)
damages which are remedied by Sellers to the satisfaction of Buyer. In this regard, Buyer undertakes to use all reasonable commercial efforts to assist, and procure the assistance of the Companies, at Sellers’ expense, in remedying such breach;

(c)	damages which have been expressly taken into account when determining the Base Purchase Price or have had any impact on the calculation of the Final Price;

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(d)
damages which were accrued for on the Last Accounts of the Companies. In this respect, in calculating the amount of any Damages suffered by Buyer, any excess of accounting provisions or reserves in the Last Accounts which are unnecessary or greater than the amount of the item in respect of which it is provided or reserved shall be deducted; and

(e)
damages which (i) have not been resolved in writing by Sellers and Buyer or (ii) are not the subject of a final and binding court resolution which declares Sellers’ obligation to indemnify Buyer therefor under this Agreement.

8.6	Monetary limits
The indemnification obligation of Sellers for Inaccuracy of Seller Warranties will be limited as follows:

(a)
Sellers shall not be liable for any particular Claim unless the Damages pursuant to that single Claim exceed EUR 7,500 in which case Sellers shall be liable for the full amount of such single Claim (and not just the excess over such amount).

Claims having the same cause and/or arising out of the same or similar facts or circumstances will be treated as a single Claim for the purposes of Clause 8.6(a).

(b)
Unless the aggregate amount of the liability of Sellers for all Claims qualifying under (a) above exceeds EUR 50,000, in which case Sellers shall be liable for the full amount of all such Claims (and not just the excess over such amount). The said amount of EUR 50,000 shall be considered as a threshold figure.

(c)
The maximum aggregate liability payable by Sellers for all Claims shall not exceed the EUR amount equal to the Initial Price (and, for these purposes, the value of the Mitek Shares shall be EUR 4,781,250) plus the Earn Out paid to the Sellers in accordance with Clause 3.3, save only that (i) Claims involving willful misconduct or fraud, (ii) Claims in respect of a Specific Indemnity, (iii) Claims in relation to any breach or violation by Sellers to perform any covenants or obligations under this Agreement and the other Transaction Documents and (iv) Claims in respect of a Fundamental Seller Warranty, will not be subject to maximum liability.

Each Claim for which Sellers are liable for in accordance with (i) to (iv) is an “Indemnifiable Claim”.
For the avoidance of doubt, the amount of any Indemnifiable Claims in (i) to (iv) above shall not be considered as part of the limit in Clause 8.6(c).

8.7	Time limits
Sellers will be liable for Damages which have been notified by Buyer to Sellers by means of a Notice of Claim or a Notice of Third Party Claim (as applicable) of a specific (as opposed to a generic) Damage:

(a)
on or prior to the date falling thirty (30) days after the end of the applicable statute of limitations in case of an employment-related Claim, a social security-related Claim, a Tax-related Claim, an administrative law-related Claim or a Claim in relation to any breach or violation by Sellers to perform any covenants or obligations under this Agreement and the other Transaction Documents, respectively;

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(b)	no time limit shall apply to Claims (i) in relation to a Fundamental Seller Warranty, or (ii) involving willful misconduct or fraud; and

(c)	for all other Inaccuracies of Seller Warranties not later than 18 months after the date hereof.

8.8	Sellers’ joint liability
Notwithstanding any other provision of this Agreement Sellers shall be jointly liable (responsabilidad mancomunada) against Buyer for the performance of any of Sellers’ obligations under this Agreement.

8.9	Exceptions to the liability of the Sellers

(a)
The Sellers shall not be liable for any claim for Inaccuracy of Seller Warranties as a consequence of any change, amendment or modification of any applicable Law or regulation or the administrative practices of any government, administrative body, agency or regulatory body, in each case occurring after the Closing Date.

(b)
If the Sellers pay the Buyer an amount in connection with a claim for Inaccuracy of Seller Warranties and afterwards the Buyer receives from a Third Party any payment or benefit in respect of such claim, the Buyer will refund the Sellers in proportion to their stake in the share capital of the Company an amount equivalent to the value of the payment received, less the aggregate costs and expenses (including Tax) incurred by the Buyer in recovering such payment from such Third Party.

9.	SELLERS´ JOINT AND SEVERAL GUARANTEE
Nucli Inversions BCN, S.A. (the “First Sellers´ Guarantor”) and Mr. Xavier Codó Grasa (the “Second Sellers´ Guarantor”) (and jointly the “Sellers´ Guarantors”) joint and severally guarantee, in favor of Buyer, all the obligations which Sellers have assumed pursuant this Agreement and any other Transaction Document (the “Sellers´ Guarantee”).
Buyer accepts the Sellers´ Guarantee.
The Sellers´ Guarantee is joint and several with Sellers. Therefore, each of the Sellers´ Guarantors expressly waives the benefits of division, order and excussio (división, orden y excusión). Buyer shall be entitled to bring Proceedings directly against the Sellers´ Guarantors in relation to this Agreement and any other Transaction Documents. Buyer agrees that it shall first bring Proceedings against the First Sellers´ Guarantor and only against the Second Sellers´ Guarantor in the event that the First Sellers´ Guarantor is not able to meet its obligations under this Clause 9.
The Sellers´ Guarantors expressly declare that any circumstances arising from their relationship with Sellers will not affect the relationship between the relevant Sellers´ Guarantor and Buyer.
The Sellers´ Guarantee will remain in force until any and all Sellers’ obligations under the Agreement and each Transaction Document are fully and definitively satisfied.
If any Seller is subject to a declaration of insolvency:

(i)	the suspension of any enforcement proceedings brought against Sellers will in no event affect Buyer’s right to demand payment of the obligations by the Sellers´ Guarantors;

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(ii)
if Buyer were obligated to refund any amount received from Sellers by virtue of a claw-back action affecting the latter, the Sellers´ Guarantors would be required to pay Buyer the refunded amount, together with all other amounts owed by Sellers to Buyer; and

(iii)
the ratification of a composition agreement or any other type of judicial or extra-judicial settlement with Sellers will not affect the obligations undertaken by the Sellers´ Guarantors in the Sellers´ Guarantee.

According to article 1213 of the Civil Code, if the Sellers´ Guarantors pay Buyer part of the amount owed by Sellers by virtue of the Sellers´ Guarantee, Buyer will have the right to seek payment from Sellers of the part not paid by the Sellers´ Guarantors with priority over the Sellers´ Guarantors’ rights derived from the subrogation resulting from the partial payment made. As established in article 87.7 of the Spanish Insolvency Law, in the event of the declaration of insolvency of a Seller, Buyer shall also be entitled to be included in the list of creditors, both for the outstanding credit and the total credit owed by Sellers to the relevant Sellers´ Guarantor as reimbursement, or for its corresponding liability as jointly and severally liable, even if the latter did not register its credit with the insolvency estate or if the credit has been remitted by the relevant Sellers´ Guarantor.
The Sellers´ Guarantors will deliver the amounts that they must pay Buyer by virtue of the Sellers´ Guarantee to such account as the Buyer notifies the Sellers´ Guarantors at least five days prior to the requested payment date, ensuring that Buyer receives the amounts on the date the Sellers´ Guarantors are requested to make payment.
Each Sellers´ Guarantor irrevocably empowers Buyer to use, without limitation, any assets or rights of the Sellers´ Guarantors that are in the possession of Buyer, or which Buyer may owe to the Sellers´ Guarantors for any reason to pay any amount owed by the Sellers´ Guarantors under the Sellers´ Guarantee.

10.	BUYER´S JOINT AND SEVERAL GUARANTEE
The Buyer´s Guarantor joint and severally guarantees, in favor of Sellers, all the obligations which Buyer has assumed pursuant this Agreement and any other Transaction Document (the “Buyer´s Guarantee”).
Sellers accept the Buyer´s Guarantee.
The Buyer´s Guarantee is a joint and several guarantee. Therefore, the Buyer´s Guarantor expressly waives the benefits of division, order and excussio (división, orden y excusión). Sellers shall be entitled to bring Proceedings directly against the Buyer´s Guarantor in relation to this Agreement and any other Transaction Documents.
The Buyer´s Guarantor expressly declares that any circumstances arising from its relationship with Buyer will not affect the relationship between the Buyer´s Guarantor and Sellers.
The Buyer´s Guarantee will remain in force until any and all Buyer´s obligations under the Agreement and each Transaction Document are fully and definitively satisfied.
If Buyer is subject to a declaration of insolvency:

(i)	the suspension of any enforcement proceedings brought against Buyer will in no event affect Sellers´ right to demand payment of the obligations by the Buyer´s Guarantor;

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(ii)
if Sellers were obligated to refund any amount received from Buyer by virtue of a claw-back action affecting the latter, the Buyer´s Guarantor would be required to pay Sellers the refunded amount, together with all other amounts owed by Buyer to Sellers; and

(iii)
the ratification of a composition agreement or any other type of judicial or extra-judicial settlement with Buyer will not affect the obligations undertaken by the Buyer´s Guarantor in the Buyer´s Guarantee.

According to article 1213 of the Civil Code, if the Buyer´s Guarantor pays Sellers part of the amount owed by Buyer by virtue of the Buyer´s Guarantee, Sellers will have the right to seek payment from Buyer of the part not paid by the Buyer´s Guarantor with priority over the Buyer´s Guarantor´s rights derived from the subrogation resulting from the partial payment made. As established in article 87.7 of the Spanish Insolvency Law, in the event of the declaration of insolvency of Buyer, Sellers shall also be entitled to be included in the list of creditors, both for the outstanding credit and the total credit owed by Buyer to the Buyer´s Guarantor as reimbursement, or for its corresponding liability as jointly and severally liable, even if the latter did not register its credit with the insolvency estate or if the credit has been remitted by the Buyer´s Guarantor.
The Buyer´s Guarantor will deliver the amounts that it must pay Sellers by virtue of the Buyer´s Guarantee to such account as the Sellers´ Agent notifies the Buyer´s Guarantor at least five days prior to the requested payment date, ensuring that Sellers´ Agent (acting on behalf of the Sellers) receives the amounts on the date the Buyer´s Guarantor is requested to make payment.
Buyer´s Guarantor irrevocably empowers Sellers to use, without limitation, any assets or rights of the Buyer´s Guarantor that are in the possession of Sellers, or which Sellers may owe to the Buyer´s Guarantor for any reason to pay any amount owed by the Buyer´s Guarantor under the Buyer´s Guarantee.

11.	PROCEEDINGS FOR BUYER’S CLAIMS

11.1	General
Buyer shall give notice to Sellers of any claim for Damages arising from an Inaccuracy of Seller Warranties, a Specific Indemnity or any breach or violation by Sellers to perform any covenants or obligations under this Agreement and the other Transaction Documents (each, a “Claim”):

(a)
if the Claim arises from an Inaccuracy of Seller Warranties or Specific Indemnity not related to a Third Party Claim or is based on breach or violation by Sellers to perform any covenants or obligations under this Agreement and the other Transaction Documents, as set forth in Clause 11.2; and

(b)	if the Claim is related to a Third Party Claim, as set forth in Clause 11.3.

11.2	Non-Third Party Claims

(a)
Notice of Claim. Buyer shall give notice to Sellers of any Claim which does not relate to a Third Party Claim (a “Notice of Claim”) promptly after Buyer becomes aware of such Claim and, in any case, within one-month of the date on which Buyer first becomes aware of the facts that constitute the basis of such Claim.

Each Notice of Claim shall set forth, with respect to any particular Claim: (i) a description of the facts that form the basis of such Claim; (ii) reference to the provisions of this Agreement

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in respect of which such right of indemnification is claimed or arises; (iii) supporting evidence, to the extent possible, that in the opinion of Buyer gives legal and factual grounds to the Claim; (iv) to the extent that it can be reasonably determined, the nature and amount of the Damage suffered; and (v) copies of the documentation supporting such Claim.

(b)
Notice of Response. Within 30 Business Days following delivery of any particular Notice of Claim, Sellers shall send a notice to Buyer (the “Notice of Response”) stating whether Sellers accept the Claim or reject, totally or partially, the Claim. Any failure by Sellers to send a Notice of Response to Buyer within such period shall be deemed to constitute an acceptance by Sellers to the Claim.

(c)
Good Faith Discussions. If Sellers object to the Claim (expressly or by not sending a Notice of Response to Buyer within the period referenced in Clause 11.2(b)), the Parties shall, during the one-month period following the date of delivery of the Notice of Response (or, if no Notice of Response is sent, during the one-month period following the expiration of the period referenced in Clause 11.2(b)), conduct good faith discussions with a view to agreeing to a suitable redress mechanism.

(d)
Duty to Indemnify. The Sellers shall only be bound by a duty to indemnify (on and subject to the terms of this Agreement) the Buyer in respect of Damages for which they have accepted liability or that are confirmed in a court resolution.

(e)	Submission to the courts. If no agreement is reached during the one-month period referenced in Clause 11.2(c), Buyer may submit the dispute to the procedure set forth in Clause 14.2.

11.3	Third Party Claims

(a)
If Buyer or a Company receive notice of a Third Party Claim, Buyer will give Sellers notice of such Third Party Claim within 15 Business Days of the receipt of such notice (or within 1/3 of the statutory period to respond to any such Third Party Claim, if shorter (“Notice of Third Party Claim”). Any delay by Buyer in notifying a Claim to Sellers will not prejudice the relevant indemnification rights of Buyer, unless Damages result from or are increased by such delay and, in the case of an increase, only in respect of such increase.

(b)
The notice of Buyer shall state, (i) a copy of the Third Party Claim, (ii) copies of the relevant documentation regarding the claim, (iii) reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises, and (iv) whether the Third Party Claim is in respect of or related to a customer or supplier or otherwise is susceptible of having a major or significant impact on the reputation, goodwill or business of Buyer (including the Companies) (a “Sensitive Claim”). Such notice will include copies of all relevant notices or documents (including court papers) related to the Third Party Claim, so long as such disclosure would not be in breach of third party rights or applicable Law.

Within 15 Business Days (or within 1/3 of the statutory period to respond to any such Third Party Claim, if shorter), Sellers shall give notice to Buyer:

(i)
if they reject that a Damage could eventually arise from the Third Party Claim, in which case Buyer shall have the right to exercise the defense which it considers most convenient, including the acceptance or opposition to the Third Party Claim, or the settlement (provided that the settlement does not imply other undertakings for Sellers

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(other than payment obligations)) thereof, whether it be judicial or out of court, without Sellers having the right to limit in any way this right of Buyer, in each case without prejudice to the right of Buyer to initiate any Proceedings in accordance with Clause 14.2; or

(ii)	if they accept that a Damage could eventually arise from the Third Party Claim which is not a Sensitive Claim, additionally indicating:

(x)
their instructions to Buyer to accept and settle the Third Party Claim and assuming full responsibility for the payment of any Damages that may arise in connection with the acceptance and settlement of the Third Party Claim, provided the settlement is made according to Sellers’ instructions; or

(y)	Sellers’ assumption and control of the right of defense against the Third Party Claim at their expense. If Sellers elect to undertake any such defense against a Third Party Claim:

(1)	Sellers shall keep Buyer duly informed of the progress thereof on a timely basis;

(2)	Sellers shall be liable to Buyer for any Damages deriving from the Third Party Claim as well as for any costs, fees amounts and expenses derived from the defense of the Third Party Claim; and

(3)
Buyer will cooperate (and will cause its Affiliates to cooperate) with Sellers in the defense undertaken by Sellers and make available to Sellers, at Sellers’ expense, reasonable access to witnesses, pertinent records, materials and information in Buyer’s possession or under Buyer’s control relating thereto as is reasonably required by Sellers for the sole purpose of obtaining information in relation to the Third Party Claim, prepare the legal defense of the Third Party Claim and will also grant the necessary powers of attorney to the representatives of Sellers.

(iii)	if Sellers accept that a Damage could eventually arise from a Sensitive Claim, additionally indicating:

(x)
their instructions to Buyer to accept and settle the Sensitive Claim, and assuming full responsibility for the payment of any Damages that may arise in connection with the acceptance and settlement of the Sensible Claim, provided the settlement is made according to Sellers’ instructions; or

(y)
their decision to participate, and, to the maximum extent permitted by Law, join (but not control), at their costs, by appointing one lawyer/counsel of their choosing, the defense of such Sensitive Claim, provided that Sellers’ right to join the defense is subject to their acknowledgement in writing to Buyer that the relevant Sensitive Claim is valid and unchallengeable and a Claim from which derives Sellers’ obligation to keep Buyer indemnified and harmless and further provided that Sellers’ right to join the defense of a Sensitive Claim will not be of prejudice to the goodwill or, otherwise, to

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the business of Buyer or the Companies. In case Sellers elect to join the defense of a Sensitive Claim, Buyer will (1) provide to Sellers and their advisers reasonable access and Sellers (at their cost) may take copies of the documents or records; and (2) keep in due consideration any suggestions to the defense by Sellers; in particular, any settlement agreement with such third party shall be subject to the express written consent of Sellers (not to be unreasonably withheld); or

(z)
Sellers’ instructions for Buyer to assume and control the defense of the Sensitive Claim, in particular, any settlement agreement with such third party shall be subject to the express written consent of Sellers (not to be unreasonably withheld or delayed).

In the event Buyer receives no notice from Sellers within such 15 Business Days (or within 1/3 of the statutory period to respond to any such Third Party Claim, if shorter), it shall be deemed that Sellers do not accept that a Damage could eventually arise from the Third Party Claim and do not assume responsibility for the payment of any Damages deriving from the Third Party Claim, in such case without prejudice to the right of Buyer to initiate any Proceedings in accordance with Clause 14.2.

(c)	In all cases the Person that assumes the conduct of the defense of a Third Party Claim, in conducting any Proceedings in respect of that Third Party Claim, must:

(i)	act in good faith;

(ii)
liaise with the Person from whom it assumed defense of the Third Party Claim in relation to the defense of that Third Party Claim so to keep it reasonably apprised of the status of such Third Party Claim and the defense and prosecution thereof;

(iii)	provide the Party from whom it assumed defense of the Third Party Claim with reasonable access to a copy of any notice, correspondence or other document relating to the Third Party Claim; and

(iv)
act reasonably in all the circumstances, including having regard to the likelihood of success and the effect of the Proceedings on the goodwill or reputation of the Person from whom it assumed defense of the Third Party Claim.

12.	BUYER’S LIABILITY REGIME
Buyer shall indemnify Sellers for any Damages arising from any of the warranties set forth in Schedule 10 (the “Buyer and Buyer´s Guarantor Warranties”) being false or inaccurate in any material respect as of the date hereof. For purposes of this Agreement and when used in respect of damages incurred by Sellers, a “Damage” shall have the same meaning as set forth in Clause 8, mutatis mutandis.
With respect to any indemnification claim by Sellers under this Clause 12, the rules and procedures of Clause 10 will apply (where applicable), mutatis mutandis.

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13.	GENERAL

13.1	Non-Compete
From the date hereof and until the second anniversary of the date hereof (the “Non-Compete Period”), each of the above-mentioned Sellers, whether acting directly or indirectly through any Affiliate, or any any person (whether legal entity or individual) in any of the circumstances specified in article 231 of the Spanish Companies Act (“Related Parties”), agrees, within Europe, Brazil, México and the United States of America (the “Territory”), as follows:

(a)
to refrain from operating business activities of the Target (which consists of the creation distribution or sale of hardware, sale of licensing software or rendering of services which are intended for use in reading, authenticating and validating official ID documents, and to refrain from setting up or acquiring a stake of a company dedicated to the aforementioned activity).

(b)	to refrain from using or applying for domain names, trade names, trademarks, logos, signs or any other distinguishing mark that is identical or similar to those used by the Target; and

(c)	to keep all the Confidential Information that they may have strictly secret and to refrain from using it for their own benefit or for the benefit of third parties.
In the event that any Seller breaches any of the abovementioned obligations during the Non-Compete Period, Buyer will be entitled to indemnification from the relevant Seller for any damages caused to it by the breach.
The Parties agree that the following individuals:

(i)
Mr. Josep Lladós Canet, Mr. Felipe Lumbreras Ruiz and Mr. Daniel Ponsa Mussarra acting within the scope of their current employment and/or directorship (respectively as at the date of this Agreement) at Centre de Visió per Computador in Barcelona and Universitat Autònoma de Barcelona (the “CVC Employees”);

(ii)	Ms. Selma Casanovas Suriol acting within the scope of her current employment at Hewlett-Packard; and

(iii)	Mr. Vicente Chapaprieta Martínez acting within the scope of his current employment at Clinical and Provincial Hospital of Barcelona, will not be held to breach this Clause 13.1.

13.2	Non-Solicitation
From the date hereof and until the third anniversary of the date hereof (the “Non-Solicitation Period”), each Seller, and/or any Related Parties, whether acting directly or indirectly through any Affiliate, undertake to refrain from the solicitation, or persuading them to resign from their position with the Target, with regard to any employee or member of the management team of the Target, except by previous written agreement between the Parties. In case of breach of the non-solicitation obligations, the penalty payable by the relevant Seller shall be an amount equivalent to five times the salary of the relevant employee. Such penalty is stipulated as total compensation for all concepts and replaces any other damages that may be otherwise incurred in connection with any such breach. Sellers expressly recognize that this penalty and its amount will be appropriate in the event of a

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total or partial breach, taking into account the Purchase Price and the essential nature of those obligations. Sellers expressly agree that the penalty provided for in this Clause will apply in full with no mitigation.
In relation to Centre de Visió per Computador in Barcelona, this does not prevent them from hiring new employees provided that the CVC Employees are not in any way involved in the hiring process (except for the formal execution of the employment agreement acting on behalf of the employer), which shall include but not be limited to interviewing, assessing, selecting and advising on the selection of potential candidates for a new employment role.

13.3	Confidentiality
Without limitation to the second paragraph of Clause 13.13, the terms and conditions set forth in this Agreement and any information delivered by one Party to any other Party in connection with this Agreement that is either identified by the disclosing Party before its disclosure to the receiving Party as being confidential or that would be understood by the Parties, exercising reasonable business judgment, to be confidential (the “Confidential Information”) shall be kept strictly confidential by the receiving Party.
Each Party agrees to limit the distribution of the Confidential Information received (including this Agreement) to those of its officers, Employees, agents, professional advisors and auditors as far as such distribution is necessary for the completion, enforcement and performance of this Agreement and for audit, accounting or internal compliance purposes of each Party.
Notwithstanding the foregoing, a Party may disclose Confidential Information if and to the extent that: (i) such disclosure is required by any applicable Laws, administrative or judicial order, or by the rules or regulations of any stock exchange or other regulatory body to which such Party is subject; (ii) such disclosure is required to complete any actions, perform any obligations or enforce any rights set forth hereunder; or (iii) the disclosed Confidential Information became part of the public domain through no fault of the Party making the disclosure.

13.4	Press releases and announcements
No Party shall, without the prior written consent of the other Parties, issue a press release or otherwise make a public statement with respect to the Transactions contemplated by this Agreement; provided, however, that nothing herein shall prohibit any Party from making any disclosure as may be required by (i) applicable Law; or (ii) any securities exchange, regulatory body or Governmental Authority, in which case the Party making the announcement shall take all reasonable steps to agree to the contents thereof with the other Parties before making the announcement.

13.5	Taxes and Transaction Expenses
Unless otherwise expressly set forth in this Agreement, (i) any taxes arising in connection with the Transaction Documents or the transactions contemplated thereby shall be borne by the Parties as provided for by applicable Law; and (ii) each Party shall bear its respective Transaction Expenses; provided, however, that Buyer shall bear the fees of the Notary Public in respect of the formalization at the date hereof on the terms set forth herein of the Transaction Documents which are public documents.

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13.6	Assignment
This Agreement and the rights and obligations hereunder shall not be assignable, delegable or otherwise transferable by any Party to any third party without the prior written consent of the other Parties. Any attempted assignment in violation of this Clause 13.6 shall be null and void.

13.7	Amendments
This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed by Buyer and Sellers.

13.8	Waivers
No waiver of any provision of, or consent or approval required by, this Agreement, nor any consent to or approval of any departure here from, shall be effective unless it is in writing and signed by the Party against whom enforcement of any such waiver, consent or approval is sought. Such waiver, consent or approval shall be effective only in the specific instance and for the purpose for which given. Neither the failure of any Party to enforce, nor the delay by any Party in enforcing, any condition, provision or part of this Agreement at any time shall be construed as (i) a waiver of that condition, provision or part; or (ii) a forfeiture of any rights to future enforcement thereof.

13.9	Agent for the Sellers: Notices
The Parties acknowledge and agree that Mr. Xavier Codó Grasa shall act in its own name and behalf and as representative of the Sellers for all purposes related to this Agreement and the other Transaction Documents (“Sellers´ Agent”). Therefore, any and all notices and communications from Buyer to Mr. Xavier Codó Grasa will be deemed made to all Sellers, and all notices and communications from Mr. Xavier Codó Grasa to Buyer will be deemed –unless otherwise expressly stated– made by Mr. Xavier Codó Grasa in its own name and behalf and on behalf of Sellers.
All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement shall be in the English language (except for documentation originally drafted in another language and forwarded by one Party to another for which translation into English shall not be necessary) and in written or electronic form, and shall, when addressed to a Party at the applicable address set forth in Schedule 12.9 (or at such other address as a Party may designate in accordance with this Clause 13.9 upon ten days’ prior written notice to the other Parties) and when expressly and conspicuously referencing this Agreement, be deemed validly delivered (a) on the date of delivery when delivered in person or by reputable courier maintaining records of receipt, including Federal Express, and (b) on the date of transmission when sent by facsimile or other electronic transmission during normal business hours (at the location of receipt); provided, however, that any such communication delivered by facsimile or other electronic transmission shall only be effective if such communication is also delivered by hand or deposited with a reputable courier maintaining records of receipt within one Business Day after its delivery by facsimile or other electronic transmission.

13.10	Language
This Agreement has been drafted, negotiated and executed in the English language; provided, however, that Spanish terms used in this Agreement or English terms to which a Spanish translation has been included in a parenthetical or otherwise shall be interpreted throughout this Agreement with the meaning assigned to them in the Spanish language.

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13.11	Severability
If any of the provisions of this Agreement is or becomes invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired. In such instances, the Parties shall negotiate in good faith with a view to replacing any invalid, void or unenforceable provisions with terms which have as similar a commercial effect as reasonably possible to the invalid, void or unenforceable provisions.

13.12	Counterparts
This Agreement (and each amendment, modification and waiver in respect of it) may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one instrument. Delivery of an executed counterpart of a signature page of this Agreement (and each amendment, modification and waiver in respect of it) by facsimile or other electronic transmission shall be effective as delivery of a manually executed original counterpart of each such instrument.

13.13	Entire Agreement; Supremacy
This Agreement, together with the other Transaction Documents, contains the entire agreement among the Parties with respect to the Transactions contemplated hereby and supersedes all prior agreements or understandings, whether written or oral, among the Parties or their Affiliates with respect to the subject matter hereof.
The Parties acknowledge and agree that this Agreement shall prevail over any other document formalizing the Transactions contemplated in this Agreement and, therefore, the Parties agree not to take any actions under those documents with a view to claiming or exercising any rights, or which result in a claim or exercise of rights, against any other Party that are not available to such Party under this Agreement.

14.	GOVERNING LAW AND JURISDICTION

14.1	Governing Law
This Agreement shall be governed by the common Laws of the Kingdom of Spain (legislación común española).

14.2	Jurisdiction
The Parties, waiving their right to any other jurisdiction, irrevocably submit to the courts of the city of Barcelona (Spain) for the resolution of any dispute, claim or controversy arising from or relating to this Agreement, including any question with respect to its existence, validity, termination, nullification or effectiveness.
[Remainder of page intentionally left blank; signature page follows]

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IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the date and in the place first before written in two original counterparts.

Mitek Holding B.V., as Buyer B.p. /s/ Renatus Paulus Hendrikse Renatus Paulus Hendrikse	Mitek Systems, Inc., as Buyer´s Guarantor B.p. /s/ James Bernadotte De Bello James Bernadotte De Bello
Xavier Codó Grasa, as a Seller /s/ Xavier Codó Grasa Xavier Codó Grasa	Felipe Lumbreras Ruiz, as a Seller /s/ Felipe Lumbreras Ruiz Felipe Lumbreras Ruiz
Josep Lladós Canet, as a Seller /s/ Josep Lladós Canet Josep Lladós Canet	Selma Casanovas Suriol, as a Seller /s/ Selma Casanovas Suriol Selma Casanovas Suriol
Vicente Chapaprieta Martínez, as a Seller /s/ Vicente Chapaprieta Martínez Vicente Chapaprieta Martínez	Cristina Cañero Morales, as a Seller /s/ Cristina Cañero Morales Cristina Cañero Morales

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Daniel Ponsa Mussarra, as a Seller B.p. /s/ Daniel Ponsa Mussara Daniel Ponsa Mussara	Josep Lluís Rodríguez del Castillo, as a Seller /s/ Josep Lluís Rodríguez del Castillo Josep Lluís Rodríguez del Castillo
Jordi López Pérez, as a Seller /s/ Jordi López Pérez Jordi López Pérez	Mireia Montpart Planell, as a Seller /s/ Mireia Montpart Planell Mireia Montpart Planell
Eva Costa Montmany, as a Seller /s/ Eva Costa Montmany Eva Costa Montmany	Nucli Inversions BCN, S.A., as a Seller /s/ Xavier Codó Grasa Xavier Codó Grasa

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SCHEDULE 1.1
DEFINITIONS AND INTERPRETATION

I.	Certain Defined Terms. The capitalized terms set forth and used in this Agreement which are defined below have the respective meanings ascribed to them as follows:
“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, Controls, is Controlled by, or is under common Control with, the specified Person. For the purposes hereof, (i) Target shall not be considered an Affiliate of Sellers and Sellers shall not be considered an Affiliate of Target and (ii) after the date hereof, Buyer shall be considered an Affiliate of Target and vice versa.
“Bank” means Caixabank, S.A., a company duly organised and existing under the Laws of Spain, with registered office at 2-4 Pintor Sorolla Street. 46002 Valencia, entered in the Special Administrative Register of the Bank of Spain with the number 2100 and holding tax identification number A-08663619.
“Base Purchase Price Adjustment” has the meaning provided in Schedule 3.1.
“Business Day” means any calendar day (other than a Saturday or a Sunday) or a day on which the commercial banks are required or authorized by Law to be closed, in Barcelona, (Spain) or in San Diego, (California, USA).
“CET” means Central European Time.
“Control” including its various tenses and derivatives (such as “Controlled” and “Controlling”) has the meaning set forth in Article 42 of the Commercial Code.
“Companies” means Target and the Subsidiaries.
“Company IP” means all Intellectual Property Rights and Technology owned by or purported to be owned by any of the Companies.
“Company Software” means any software owned, developed, used, marketed, distributed, or licensed (including as a software service) by any of the Companies (other than third party software licensed to any Company for internal use only).
“Subsidiaries” means the Subsidiaries Controlled by Target as of the date hereof, being ICAR Sistemas Informáticos e de Identificaçao LTDA; ICAR Mexico, Business Identity Intelligence S.A.; and ICAR France SAS.
“Data Room Documentation” means all information and documentation contained in a virtual data room managed by Intralinks, Inc. which is recorded on the DVD-ROM and that additionally provided in the document named “Employee Information” enclosed to the deed of deposit.
“Environmental Laws” means all Laws of any Governmental Entity that relate to the protection of the environment and natural resources (including ambient air, surface water, ground water, land surface or subsurface strata) or the effect of the environment on human health and safety, including Laws or any other binding legal obligation relating to the Release of Hazardous Materials, or

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otherwise relating to the treatment, storage, disposal, transport or handling of Hazardous Materials, or to the exposure of any individual to a release of Hazardous Materials.
“Escrow Account” means the bank account opened in the Bank to the name of Buyer and jointly controlled in accordance with the terms of the Escrow Agreement.
“Employees” means in relation to Sellers, the employees (as this term is defined by Spanish Law) of the Companies immediately prior to the date hereof. For the avoidance of doubt, it does not include any Person working or rendering services pursuant to an agreement with a contractor or subcontractor or an employment temporary agency (ETT).
“GAAP” means generally accepted accounting principles in an specific jurisdiction as in effect from time to time.
“Governmental Authority” means any European Union, supra-national, federal, state, national, regional, local government (including any subdivision, regulatory or administrative instrumentality, agency, body, commission or other authority thereof), self-regulatory organization, any court, tribunal, judicial or arbitral body or any quasi-governmental or private body exercising any regulatory, Taxing, importing or other governmental or quasi-governmental authority.
“Hazardous Materials” means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, hazardous substances, asbestos and asbestos containing materials, petroleum and petroleum products or any fraction thereof, including such substances referred to by such terms as defined in any Environmental Laws or any other substance or material that is regulated by, or may form the basis for liability under, any Environmental Laws.
“Intellectual Property Rights” or “IPR” means and includes all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (i) patents, patent applications, and patent rights, (ii) trademarks, service marks, trademark and service mark rights, together with all goodwill associated therewith, trade or business names, trade name rights, logos, and internet domain names and registrations therefor, (iii) copyrights (including rights in computer software), (iv) trade secrets in all confidential or proprietary information (including know-how, data, formulas, processes and procedures, research records, records of inventions, test information and market surveys), industrial design rights, utility models, rights in inventions, discoveries, improvements, and database rights, (v) other proprietary or intellectual property rights in Technology of every kind and nature, and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world, (vi) registrations, applications, rights to apply or rights to claim priority, for any of the foregoing.
“Law” means any national, supra-national (including European), regional, local or foreign constitution, treaty, law, statute, ordinance, rule, regulation, interpretation, directive, policy, order, writ, decree, injunction, judgment, stay or restraining order, provisions and conditions of permits, aids, grants, incentives, subsidies, licenses, registrations and other operating authorizations, any ruling or decision of, agreement with or by, or any other requirement of, any governmental authority; or any amendments to or modifications of any of the foregoing.
“Lien” means a lien, an encumbrance or a third party right.
“Net Target Working Capital” is defined in Schedule 3.1.

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“Notary Public” except when followed by the name of any particular notary public, means the notary public of Mr. Ignacio Javier Boisán Cañamero, or such other Spanish notary public that Sellers and Buyer may jointly designate.
“Person” means a human being, labor organization, partnership, firm, enterprise, association, joint venture, corporation, limited liability company, cooperative, legal representative, foundation, estate, union of economic interest (agrupación de interés económico), temporary union of companies (union temporal de empresas) or any other organization or entity whatsoever, including any governmental authority.
“Proceedings” means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil, criminal, commercial, labor, or administrative), proceeding, prosecution, controversy, assessment, arbitration, investigation, audit, hearing, complaint, petition, consent, demand, notice of non-compliance or violation, enforcement, arbitration or other alternative dispute resolution proceeding or investigation.
“Properties” means any leased real estate premises of the Companies.
“Regulation S” means Regulation S of the Securities Act.
“Sanctions” means any law or regulations concerning trade, economic or financial sanctions or embargoes (in each case having the force of law) administered, enacted or enforced by the United Nations Security Council, the Office of Foreign Assets Control of the US Department of the Treasury, the European Union, or any Member State of the European Union.
“Sanctions List” means the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control of the US Department of the Treasury, the Consolidated List of Persons, Groups and Entities subject to EU Financial Sanctions maintained by the European Union, or any similar list maintained and made publically available by the United Nations Security Council or the governments and official institutions or agencies of any Member State of the European Union, in each case as amended and updated from time to time;
“Taxes” includes, without limitation, (a) taxes on gross or net income, profits and gains, (b) all other taxes, levies, duties, imposts, customs, excises, charges and withholdings of any fiscal nature, including any excise, property, value added, sales, use, occupation, transfer, franchise and payroll taxes and any social security or social fund contributions, (c) any payment whatsoever which the relevant Person may be or become bound to make to any Person as a result of the discharge by that Person of any tax which the relevant Person has failed to discharge, and (d) all penalties, charges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them, or relating to the failure to comply with formal obligations related to taxes –as defined herein– required by the applicable legislation, and regardless of whether such taxes, levies, duties, imposts, customs, excises charges, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to the relevant Person or any other Person and of whether any amount in respect of them is recoverable from any other Person.
“Technology” means all algorithms, APIs, apparatus, databases and data collections, diagrams, inventions, know-how, logos, marks, methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, manuals and other documents,

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software, source code and object code, subroutines, user interfaces, techniques, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form).
“Third Party Claim” means claims or Proceedings by a third party actually served (in Court or personally on the addressee), threatened or announced in connection with a fact that constitutes an Inaccuracy of Seller Warranties, which, if eventually prevailing, would cause a Damage for which Sellers would have to indemnify Buyer under this Agreement.
“Total Purchase Price” means the purchase price received by Sellers which results from the Initial Price (subject to the Base Purchase Price Adjustment) subtracting any reductions to the Escrow Amount due to indemnification obligations and adding the value of the Earn-Outs.
“Transaction” means the acquisition of the Shares by Buyer from Sellers against payment of the Purchase Price and the execution of the other actions to be carried out on the date hereof on the terms set forth herein.
“Transaction Documents” means this Agreement and the other agreements, certificates and documents delivered in connection herewith, including those entered into or delivered pursuant to Clause 6.
“Transaction Expenses” means a Party’s expenses and those of its advisors incurred by, or on behalf of, such Party in connection with or in anticipation of the negotiation, preparation and execution of this Agreement and the other Transaction Documents and the consummation of the Transactions contemplated hereby and thereby.
“United States” means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia.

II.	Additional Defined Terms
The following capitalized terms are defined in the following Clauses of this Agreement:

Term	Clause
Accounts	Schedule 8.1
Agreement	Preamble
Base Purchase Price	3.1
Buyer	Parties (“By and Among”)
Mitek Shares	3.2
Brazilian Share	Recitals
Brazilian Subsidiary	Recitals
Buyer´s Guarantee	10
Buyer´s Guarantor	10
Claim	11.1
Company / Companies	Recitals
Confidential Information	13.1
Damage / Damages	8.5
Disclosed	8.4
DVD-ROM	8.4
Earn-Out Calculation	Schedule 3.4
Earn-Outs	Schedule 3.4

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Escrow Agreement	7(c)
Escrow Amount	3.2
FCPA	Schedule 8.1
Final Price	3.1
First Sellers´ Guarantor	9
Financial Debt	Schedule 3.1
Sellers´ Guarantee	9
Sellers´ Guarantor / Guarantors	9
Inaccuracy of Seller Warranties	8.3(a)
Indemnifiable Claim	8.6
Initial Price	3.2
Insurance Policies	Schedule 8.1
Last Accounts	Schedule 8.1
Leakage	5
Material Contract	Schedule 8.1
Material Value	Schedule 8.1
Mexican Share	Recitals
Mexican Subsidiary	Recitals
Mitek Common Stock	3.2
Net Working Capital	Schedule 3.1
Notice of Claim	11.2(a)
Notice of Response	11.2(b)
Notice of Third Party Claim	11.3
Party / Parties	Parties (“By and Among”)
Registered Intellectual Property	Schedule 8.1
Resigning Officers	7(f)
Restricted Period	6.1
Second Sellers´ Guarantor	9
Securities Act	6.1
Seller / Sellers	Parties (“By and Among”)
Seller Warranties	8.1
Sensitive Claim	11.3
Shares	Recitals
Specific Indemnity / Specific Indemnities	8.2
State Aid	Schedule 8.1
Subsidiary / Subsidiaries	Recitals
Target	Recitals
Title Deeds	Recitals
Transfer Deed	7(a)
Year One Earn-Out	Schedule 3.4
Year Two Earn-Out	Schedule 3.4

III.	Descriptive Headings; Certain Interpretations.

(a)
The table of contents and the descriptive headings (both in the Clauses of this Agreement and in the captions of the Schedules and Annexes) are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

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(b)
Except as expressly provided for in this Agreement, or as the context otherwise requires, the following rules of interpretation apply to this Agreement: (i) references to a “company” shall be construed so as to include a company, corporation or other corporate body, wherever and however incorporated or established; (ii) a reference to one gender includes any other gender and the neuter; (iii) “or” is used in the inclusive sense (and/or) and the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”; (iv) references to Recitals, Clauses, sub-clauses, paragraphs, sub-paragraphs and Schedules are to Recitals, Clauses, sub-clauses, paragraphs, sub-paragraphs, and Schedules to this Agreement; (v) a reference to a Law includes any amendment or modification to such Law in instances where this does not increase the liability of Sellers; (vi) references to days refer to calendar days and references to times of day refer to CET and (vii) any interval or period of time defined in terms of a specified number of days preceding or succeeding a particular event shall be determined without including in such interval or period the date on which such event occurs

(c)
The Schedules and Annexes form part of this Agreement and shall have the same force and effect as if expressly ascribed to the body of this Agreement, and any reference to this Agreement shall include the Schedules. Facts, circumstances and omissions, disclosed on any particular Schedule shall be deemed to be disclosed on all Schedules.

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SCHEDULE 3.1
BASE PURCHASE PRICE ADJUSTMENT

1.	FINANCIAL ADJUSTMENTS

1.1
The Base Purchase Price for the Shares shall be either confirmed as the Final Price or adjusted downwards after the Closing Date, on a euro per euro basis, following the determination of the financial adjustments in accordance with this Schedule 3.1.

1.2	The financial adjustments will be equal to the amount resulting from the following formula (the “Financial Adjustments”):
Working Capital Adjustment + Companies’ Transaction Expenses
For these purposes:
“Working Capital Adjustment” shall be a positive amount equal to the following formula (or, where the formula results in a negative amount, shall be zero):
Net Target Working Capital - Net Working Capital of the Companies
Where:
“Net Target Working Capital” is equal to Euro 450,000.
“Net Working Capital of the Companies” shall be calculated, in respect of each of the Companies as follows:

(a)	the addition of (in each case where applicable):

1.	cash on hand or credited to an account with a bank or other financial institution;

2.	third party trade receivables net of bad debt provisions and short-term provisions for invoices pending receipt and accruals of income;

3.	inventories net from provisions;

4.	current accounts receivables from public administrations, including VAT receivables but excluding grant receivables;

5.	the remainder of short-term current assets recorded in the normal course of business included but not limited to prepaid expenses and other debtors;

6.	advances paid to suppliers and other creditors;

7.	working capital transitory accounts which correspond to accounts serving as a suspense account until all funds are moved to the appropriate accounts; and

8.	non-trading loans between the Companies.

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(b)	Less the addition of (in each case where applicable):

1.	third party trade payables, short-term provisions (e.g. for invoices pending receipt, for price negotiation with suppliers) and accruals of expenses;

2.	current (not overdue) accounts payable to public administrations related to social security and other taxes, excluding current payables convertible into grants;

3.	other non-trade accounts payable recorded in the normal course of business;

4.	the accrual for incurred but unbilled costs associated with third party research and development expenses;

5.	balances payable to fixed assets suppliers whether in relation to tangible or intangible assets;

6.	advance payments of customers and other debtors;

7.	employee related obligations such as accrued but unpaid salaries, bonuses, holiday pay and related employee Social Security and tax payments; and

8.	the Financial Debt of the Companies (defined as indicated below).
“Financial Debt of the Companies” shall include, in respect of each of the Companies, the following items (in each case where applicable):

(a)
gross financial debt including all amounts due to financial entities (loans, credit facilities, government debt, overdrafts, factoring with and without recourse and any other financial instrument), interest and bank commissions payable to financial entities, but excluding non-current payables convertible into grants;

(b)	non-trading debts between the Companies;

(c)	any break-up fees, prepayment fees or expenses that arise on termination or repayment of such financial debts and liabilities;

(d)	long term provisions for defined benefit commitments, retirement payments and extraordinary incentives;

(e)	long term provisions related to indemnities to personnel;

(f)	overdue tax balances payable related to Taxes and social security;

(g)	overdue balances payable to employees;

(h)	any net liability of the Companies to account for any amount in respect of corporate income tax payable including those included under public administration receivable;

(i)	any dividend or other distribution of profits or assets declared but not paid;

(j)	transaction costs payable or committed to be paid by the Companies and evidenced by supporting invoices.

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“Companies’ Transaction Expenses” shall be the amount, if any, of any expenses incurred by or on behalf of the Companies in relation to the Transaction. If no expenses are incurred by or on behalf of the Companies in relation to the Transaction, then the Companies’ Transaction Expenses shall be 0 euros.

1.3
The Sellers and Buyer agree that, once the Closing Statements (being the finalized versions of the Draft Closing Statements following the procedure in 2.5 below) have been agreed or determined in accordance with the provisions of this Schedule 3.1:

(a)	where the Financial Adjustments are zero, no adjustment shall be made to the Base Purchase Price, which shall be considered the Final Price; and

(b)	where the Financial Adjustments is a positive figure, then:

(i)	an amount equal to the Financial Adjustments shall be released to the Buyer from the Escrow Account (in accordance with the procedure set out in the Escrow Agreement); and

(ii)
where the Financial Adjustments are greater than the balance of the Escrow Account, then the Sellers shall pay to the Buyer an amount in Euros equal to the difference between the Financial Adjustments and the Escrow Amount, within five (5) Business Days of the date on which the relevant Closing Statements are agreed or determined. Any such payment shall be made in accordance with the provisions of this Agreement.

2.	PREPARATION OF THE CLOSING STATEMENTS

2.1	Within seventy five (75) days from the date of this Agreement, the Buyer will prepare and submit to the Sellers:

(a)	a combined balance sheet and a combined profit and loss statement for the Companies as of the Reference Date,

(b)
a statement setting out the calculation of the Financial Debt of the Companies, the Net Working Capital of the Companies and the Companies’ Transaction Expenses, all in accordance with the formula, items and criteria set out in this Schedule 3.1, and

(c)	the resulting Financial Adjustments as calculated and proposed by the Buyer;
(jointly referred to as the “Draft Closing Statements”).

2.2
In applying the definitions set out in this Schedule and determining the treatment or characterization of the relevant item or amount or type or category of item or amount in the calculation of Draft Closing Statements and Closing Statements, the following hierarchy shall be applied:

(a)	firstly, the specific accounting treatments set out in Section 3 of this Schedule 3.1 (the “Specific Accounting Treatments”) shall apply;

(b)
secondly, and to the extent not dealt with in the Specific Accounting Treatments, consistent accounting principles, policies and practices used in the preparation of the Companies’ accounts (the “Accounting Principles”), shall apply (including in relation to the exercise of accounting discretion and judgment); and

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(c)
thirdly, to the extent not dealt with in either the Specific Accounting Treatments or the Accounting Principles, Spanish GAAP shall apply for combined balance sheet and combined profit and loss statement for the Companies.

The “Reference Date” shall be the Closing Date.
At the Buyer’s request, the Sellers will cooperate with the Buyer and provide the assistance the Buyer may reasonably request for the preparation of the Draft Closing Statements. Likewise, at the Sellers’ request, the Buyer shall provide to the Sellers and Sellers’ accountant access to the books, records and employees of the Companies (as well as reasonable access to the Buyer’ and the Buyer’s accountants’ working papers relating to the drafting of the Draft Closing Statements), as reasonably required by the Sellers to understand the Draft Closing Statements.

2.3
The Sellers shall notify the Buyer in writing (an “Objection Notice”) within thirty (30) days after receipt whether or not it accepts the Draft Closing Statements for the purposes of this Agreement. An Objection Notice shall set out the Sellers’ reasons for such non-acceptance (with sufficient detail as reasonably required by the Buyer to understand such reasons) and specify the adjustments, which, in the Sellers’ opinion, should be made to the Draft Closing Statements in order for them to comply with the requirements of this Agreement. Except for the matters specifically set out in the Objection Notice, the Sellers shall be deemed to have agreed the Draft Closing Statements in full.

2.4
If the Sellers serve an Objection Notice in accordance with paragraph 2.3 the Sellers shall ensure that the Buyer and the Buyer’s accountants shall be given reasonable access to the Sellers’ and the Sellers’ accountants’ working papers relating to the adjustments proposed in the Objection Notice and any other submissions by or on behalf of the Sellers in relation to the Draft Closing Statements and (b) the Sellers and the Buyer shall use all reasonable efforts to meet and discuss the objections of the Sellers and to agree the adjustments (if any) required to be made to the Draft Closing Statements, in each case within fifteen (15) Business Days after receipt by the Buyer of the Objection Notice.

2.5
If the Sellers are satisfied with the Draft Closing Statements (either as originally submitted or after adjustments agreed between the Sellers and the Buyer pursuant to paragraph 2.4 above) or if the Sellers fail to give an Objection Notice within the thirty (30)-day period referred to in paragraph 2.3, then the Draft Closing Statements (incorporating any agreed adjustments) shall constitute the “Closing Statements” for the purposes of this Agreement.

2.6
If the Sellers and the Buyer do not reach agreement within fifteen (15) Business Days of receipt by the Buyer of the Objection Notice, then the matters in dispute may be referred (on the application of either the Sellers or the Buyer) for determination by (a) PricewaterhouseCoopers Spain or (b), if PricewaterhouseCoopers Spain (i) is at the time of its appointment the auditor of any of the Parties, or is otherwise affected by any cause for incompatibility or for questioning of its independence from the Parties, or (ii) expressly declines its appointment, or (iii) fails to accept the appointment within five (5) days from its designation, or (iv) fails to complete the assigned task within the term provided for herein, by such other independent firm of chartered accountants of international standing as the Sellers and the Buyer shall agree or, failing agreement in ten (10) days, appointed at the

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earliest convenience by the President for the time being of the Institute of Chartered Accountants in Spain (the “Firm”). The Firm shall be requested to make its decision within twenty (20) Business Days (or such later date as the Sellers, the Buyer and the Firm agree in writing) of confirmation and acknowledgement by the Firm of its appointment. The following provisions shall apply once the Firm has been appointed:

(a)	The Firm shall be instructed to decide on the disputed issues on the basis of the principles, criteria and methodology set out in this Agreement;

(b)
the Sellers and the Buyer shall each prepare a written statement within ten (10) Business Days of the Firm’s appointment on the matters in dispute which (together with the relevant supporting documents) shall be submitted to the Firm for determination and copied at the same time to the other;

(c)
following delivery of their respective submissions, the Buyer and the Sellers shall each have the opportunity to comment once only on the other’s submission by written comment delivered to the Firm not later than five (5) Business Days after receipt of the other’s submission and, thereafter, neither the Sellers nor the Buyer shall be entitled to make further statements or submissions except insofar as the Firm so requests (in which case it shall, on each occasion, give the other party (unless otherwise directed) five (5) Business Days to respond to any statements or submission so made);

(d)
the Sellers and the Buyer shall each provide (and the Buyer shall cause the Target Companies to provide) the Firm promptly with all information, assistance and access to books and records which the Firm may reasonably require;

(e)
in giving its determination, the Firm shall state what adjustments (if any) are necessary, solely for the purposes of this Agreement, to the Draft Closing Statements in respect of the matters in dispute in order to comply with the requirements of this Agreement and to determine finally the Closing Statements; and

(f)
the Firm shall act as an expert (and not as an arbitrator) in making its determination which shall, in the absence of manifest error, be final and binding on the Parties and, without prejudice to any other rights which they may respectively have under this Agreement, the Parties expressly waive, to the extent permitted by Law, any rights of recourse they may otherwise have to challenge it.

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2.7
The Sellers and the Buyer shall each be responsible for their own costs in connection with the preparation, review and agreement or determination of the Closing Statements. The fees and expenses of the Firm shall be borne equally between the Sellers and the Buyer.

2.8
When the Closing Statements have been agreed or determined in accordance with the preceding paragraphs, then the amounts shown in the Closing Statements of Financial Debt of the Companies, Net Working Capital of the Companies and Companies’ Transaction Expenses shall be final and binding for the purposes of this Agreement.

3.	SPECIFIC ACCOUNTING TREATMENTS
The following Specific Accounting Treatments shall apply in the preparation of the Draft Closing Statements and of the Closing Statements:

(a)
The Draft Closing Statements shall be prepared as of the Reference Date. Regard shall only be had to information available to the Parties up to the date that the Draft Closing Statement is delivered by the Buyer to the Sellers, as it relates to the Target Companies at the Reference Date.

(b)
The Draft Closing Statements and the Closing Statements shall be prepared in Euros. Assets and liabilities in those statements denominated in a currency other than Euros shall be converted into Euros at the average exchange rate between EUR and USD for the thirty trading days prior to the Reference Date.

(c)
The Draft Closing Statements and the Closing Statements shall be prepared on the basis that the Companies are each a going concern and shall exclude the effect of the change of control or ownership of the Companies and will not take into account the effects of any post-closing reorganization or the post-closing intentions or obligations of the Buyer.

(d)	There will be no double counting (whether positive or negative) of any item to be included in the Draft Closing Statements and the Closing Statements.

(e)
The Draft Closing Statements and the Closing Statements shall not re-appraise the value of any assets of the Companies, as a result of the change in their ownership (or any changes in the business of the Companies since the date of this Agreement following such change in ownership).

4.	SAMPLE OF CALCULATION
To serve as a sample for the calculation of the Financial Adjustments, the Parties enclose (a) a balance sheet of the Company as of 31 May 2017, as provided by the Sellers to the Buyer, and (b) the Financial Adjustments calculated by the Parties on the basis of such balance sheet (in the assumption that such balance sheet is correct and complete).
Enclosures:

1.	Balance sheet of the Company as of 31 May 2017

2.	Calculation of Financial Adjustments on the basis of the balance sheet of the Company as of 31 May 2017

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SCHEDULE 3.3
Q4 CONDITION
The “Q4 Condition” requires the Target´s total revenue for the fourth financial quarter running from 1 October to 31 December 2017 to be equal or greater than EUR […***…].
The calculation of the Q4 Condition shall be done as follows:

(a)
Within 90 days following Target’s financial statements covering the fourth financial quarter running from 1 October to 31 December 2017, Buyer shall deliver to Sellers (i) the financial statements of Target covering the fourth financial quarter, prepared in accordance with U.S. GAAP; (ii) the result of the relevant Q4 Condition calculation, which shall be based on the financial statements of Target; and (iii) documentation supporting this estimate in reasonable detail for Sellers to independently verify the Q4 Condition, together forming the “Q4 Condition Calculation”.

In relation to (iii) the Sellers shall have the ability to request additional information on this calculation to the extent it is reasonable to do so up and the Buyer shall respond within five days of receipt of such a request.

(b)
Sellers shall notify Buyer in writing (an “Objection Notice”) within ten days after receipt whether or not they accept the Q4 Condition Calculation. An Objection Notice shall set out the Sellers’ reasons for such non-acceptance (with sufficient detail as reasonably required by Buyer to understand such reasons) and specify the adjustments, which, in the Sellers’ opinion, should be made to the Q4 Condition Calculation in order for it to comply with the requirements of this Agreement. Except for the matters specifically set out in the Objection Notice, Sellers shall be deemed to have agreed the Q4 Condition Calculation in full.

(c)
If Sellers serve an Objection Notice in accordance with paragraph (b) above, Sellers and Buyer shall use all reasonable efforts to meet and discuss the objections of the Sellers and to agree the adjustments (if any) required to be made to the applicable Q4 Condition Calculation.

(d)
If the Sellers are satisfied with the Q4 Condition Calculation (either as originally submitted or after adjustments agreed between Sellers and Buyer) or if Sellers fail to give an Objection Notice within the ten-day period referred to in paragraph (b) above, then the Q4 Condition Calculation (incorporating any agreed adjustments) shall be final.

(e)
If Sellers and Buyer do not reach agreement within 15 Business Days of receipt by Buyer of the Objection Notice, then the matters in dispute may be referred (on the application of either Sellers or Buyer) for determination by Ernst & Young or, if (i) is at the time of its appointment the auditor of any of the Parties, or is otherwise affected by any cause for incompatibility or for questioning of its independence from the Parties, or (ii) expressly declines its appointment, or (iii) fails to accept the appointment within five days from its designation, or (iv) fails to complete the assigned task within the term provided for herein, by KPMG or such other independent firm of chartered accountants of international standing as Sellers and Buyer shall agree or, failing agreement in ten days, appointed at the earliest convenience by the President of the Institute of Chartered Accountants in

***Confidential Treatment Requested	41/67

Spain (the “Firm”). The Firm shall be requested to make its decision within 20 Business Days (or such later date as Sellers, Buyer and the Firm agree in writing) of confirmation and acknowledgement by the Firm of its appointment. The following provisions shall apply once the Firm has been appointed:

(i)	The Firm shall be instructed to decide on the disputed issues on the basis of the principles, criteria and methodology set out in this Agreement;

(ii)
Sellers and Buyer shall each prepare a written statement within three Business Days of the Firm’s appointment on the matters in dispute which (together with the relevant supporting documents) shall be submitted to the Firm for determination and copied at the same time to the other;

(iii)
following delivery of their respective submissions, Buyer and Sellers shall each have the opportunity to comment once only on the other’s submission by written comment delivered to the Firm not later than three Business Days after receipt of the other’s submission and, thereafter, neither Sellers nor Buyer shall be entitled to make further statements or submissions except insofar as the Firm so requests (in which case it shall, on each occasion, give the other party (unless otherwise directed) three Business Days to respond to any statements or submission so made);

(iv)
Sellers and Buyer shall each provide (and Buyer shall cause the Target to provide) the Firm promptly with all information, assistance and access to books and records which the Firm may reasonably require;

(v)
in giving its determination, the Firm shall state what adjustments (if any) are necessary, solely for the purposes of this Agreement, to the Q4 Condition Calculation in respect of the matters in dispute in order to comply with the requirements of this Agreement and to determine finally the Q4 Condition Calculation; and

(vi)
the Firm shall act as an expert (and not as an arbitrator) in making its determination which shall, in the absence of manifest error, be final and binding on the Parties and, without prejudice to any other rights which they may respectively have under this Agreement, the Parties expressly waive, to the extent permitted by Law, any rights of recourse they may otherwise have to challenge it.

Sellers and Buyer shall each be responsible for their own costs in connection with the preparation, review and agreement or determination of the Q4 Condition Calculation. The fees and expenses of the Firm shall be borne equally between Sellers and Buyer.

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SCHEDULE 3.4
EARN OUTS. EBITDA TARGETS AND CALCULATIONS

1.	EARN-OUTS
Buyer shall, in each case, on a pro rata basis:

(a)
pay in cash to Sellers’ bank accounts identified in Schedule 3.2 an amount in EUR equal to up to the Relevant Percentage of the Final Price, following the completion of Target’s financial audit of the 12 months prior to September 30, 2018 (the “Year One Earn-Out”) (all measurements to be calculated in accordance with U.S. GAAP) as follows:

(i)
[…***…]% of the Year One Earn-Out shall be paid if Target’s total revenue for the 12 month period prior to September 30, 2018 is or exceeds EUR […***…]; for revenue between EUR […***…] and EUR […***…],[…***…]% of the Year One Earn-Out shall be paid and the remaining amount of cash distributed will be pro-rated in accordance with Section 2 of this Schedule 3.4; if revenue does not meet or exceed EUR […***…] then no cash shall be paid; and

(ii)
[…***…]% of the Year One Earn-Out shall be paid in accordance with the EBITDA targets and calculation guidelines contained in Section 2 of this Schedule 3.4 (the “EBITDA Targets”) for Target’s fiscal year ended September 30, 2018; and

(b)
pay in cash to Sellers’ bank accounts identified in Schedule 3.2 an amount in EUR equal to up to 12.5% of the Final Price, following the completion of Target’s financial audit of the 12 months prior to September 30, 2019 (the “Year Two Earn-Out” and together with the Year One Earn-Out, the “Earn-Outs”) (all measurements to be calculated in accordance with U.S. GAAP) as follows:

(i)
[…***…]% of the Year Two Earn-Out shall be paid if Target’s total revenue for the 12 month period prior to September 30, 2019 is or exceeds EUR […***…]; for revenue between EUR […***…] and EUR […***…],[…***…]% of the Year Two Earn-Out shall be paid and the remaining amount of cash distributed will be pro-rated in accordance with Section 2 of this Schedule 3.4; if revenue does not meet or exceed EUR […***…] then no cash shall be paid; and

(ii)	[…***…]% of the Year Two Earn-Out shall be paid in accordance with the EBITDA Targets for Target’s fiscal year ended September 30, 2019.
For the purposes of the Year One Earn-Out, the “Relevant Percentage” shall be:

(i)	22.5% if the Q4 Condition is not met; or

(ii)	12.5% if the Q4 Condition is met.
The calculation of the Year One Earn-Out and the Year Two Earn-Out (each an “Earn-Out Calculation”) and the payment of the Year One Earn-Out and the Year Two Earn-Out shall be done as follows:

***Confidential Treatment Requested	43/67

(a)
Within 90 days following Target’s financial audit for the 12 month periods prior to September 30, 2018 and September 30, 2019 respectively, Buyer shall deliver to Sellers (i) each of the audited financial statements of Target, prepared in accordance with U.S. GAAP and audited by the auditor of Buyer; (ii) the result of the relevant Earn-Out Calculation, which shall be based on the relevant audited financial statements of Target; and (iii) documentation supporting these estimates in reasonable detail for Sellers to independently verify the relevant Earn-Out Calculation.

In relation to (iii) the Sellers shall have the ability to request additional information on these calculations to the extent it is reasonable to do so up and the Buyer shall respond within five days of receipt of such a request.

(b)
Sellers shall notify Buyer in writing (an “Objection Notice”) within ten days after receipt whether or not they accept the Earn-Out Calculation. An Objection Notice shall set out the Sellers’ reasons for such non-acceptance (with sufficient detail as reasonably required by Buyer to understand such reasons) and specify the adjustments, which, in the Sellers’ opinion, should be made to the Earn-Out Calculation in order for it to comply with the requirements of this Agreement. Except for the matters specifically set out in the Objection Notice, Sellers shall be deemed to have agreed the Earn-Out Calculation in full.

(c)
If Sellers serve an Objection Notice in accordance with paragraph (b) above, Sellers and Buyer shall use all reasonable efforts to meet and discuss the objections of the Sellers and to agree the adjustments (if any) required to be made to the applicable Earn-Out Calculation.

(d)
If the Sellers are satisfied with the Earn-Out Calculation (either as originally submitted or after adjustments agreed between Sellers and Buyer) or if Sellers fail to give an Objection Notice within the ten-day period referred to in paragraph (b) above, then the Earn-Out Calculation (incorporating any agreed adjustments) shall be final.

(e)
If Sellers and Buyer do not reach agreement within 15 Business Days of receipt by Buyer of the Objection Notice, then the matters in dispute may be referred (on the application of either Sellers or Buyer) for determination by Ernst & Young or, if (i) is at the time of its appointment the auditor of any of the Parties, or is otherwise affected by any cause for incompatibility or for questioning of its independence from the Parties, or (ii) expressly declines its appointment, or (iii) fails to accept the appointment within five days from its designation, or (iv) fails to complete the assigned task within the term provided for herein, by KMPG or such other independent firm of chartered accountants of international standing as Sellers and Buyer shall agree or, failing agreement in ten days, appointed at the earliest convenience by the President of the Institute of Chartered Accountants in Spain (the “Firm”). The Firm shall be requested to make its decision within 20 Business Days (or such later date as Sellers, Buyer and the Firm agree in writing) of confirmation and acknowledgement by the Firm of its appointment. The following provisions shall apply once the Firm has been appointed:

(i)	The Firm shall be instructed to decide on the disputed issues on the basis of the principles, criteria and methodology set out in this Agreement;

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(ii)
Sellers and Buyer shall each prepare a written statement within three Business Days of the Firm’s appointment on the matters in dispute which (together with the relevant supporting documents) shall be submitted to the Firm for determination and copied at the same time to the other;

(iii)
following delivery of their respective submissions, Buyer and Sellers shall each have the opportunity to comment once only on the other’s submission by written comment delivered to the Firm not later than three Business Days after receipt of the other’s submission and, thereafter, neither Sellers nor Buyer shall be entitled to make further statements or submissions except insofar as the Firm so requests (in which case it shall, on each occasion, give the other party (unless otherwise directed) three Business Days to respond to any statements or submission so made);

(iv)
Sellers and Buyer shall each provide (and Buyer shall cause the Target to provide) the Firm promptly with all information, assistance and access to books and records which the Firm may reasonably require;

(v)
in giving its determination, the Firm shall state what adjustments (if any) are necessary, solely for the purposes of this Agreement, to the Earn Out Calculation in respect of the matters in dispute in order to comply with the requirements of this Agreement and to determine finally the Earn Out Calculation; and

(vi)
the Firm shall act as an expert (and not as an arbitrator) in making its determination which shall, in the absence of manifest error, be final and binding on the Parties and, without prejudice to any other rights which they may respectively have under this Agreement, the Parties expressly waive, to the extent permitted by Law, any rights of recourse they may otherwise have to challenge it.

Sellers and Buyer shall each be responsible for their own costs in connection with the preparation, review and agreement or determination of the Earn Out Calculation. The fees and expenses of the Firm shall be borne equally between Sellers and Buyer.

(f)
Where Sellers are entitled to Earn-Outs in accordance with this Schedule 3.4, then the corresponding Earn-Outs shall be paid by Buyer to Seller within the 30 days following the notification in paragraph (a) above or the determination in accordance with paragraphs (b) to (e) above. Any Earn-Out payments shall be made in cash to Sellers’ bank accounts identified in Schedule 3.2.

Any amounts not earned and paid in accordance with this Clause 3.3 will be permanently forfeited.
From the date hereof and up to September 30, 2019, the Buyer shall:

(a)	not merge (fusión) the Target with another company or spin-off (escisión) the Target without the prior written approval of the Sellers; and

(b)
operate the Target and its Subsidiaries in Buyer’s reasonable discretion and broadly consistent with the Target’s established ordinary course of business and general past practices and with due consideration for the Target Hiring Plan set

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forth below. Buyer shall use commercially reasonable efforts to not take any action or series of actions that would reasonably be expected to reduce the ability of the Target to achieve the revenue and EBITDA Targets in Section 3.4. Notwithstanding the foregoing, Buyer is hereby authorized by the Sellers to deviate from such ordinary course of business and general past practices of the Target (i) to comply with applicable regulations or the interpretation thereof, or to comply with instructions from governmental authorities or regulators, or (ii) where it is reasonable to do so acting as a diligent businessman, to adapt to changes in business circumstances both of the Target and wider market in which the Target operates or (iii) to conform to the management and accounting rules and principles generally applied by the Buyer group. Sellers acknowledge that achievement of the revenue and EBITDA targets and resulting Earn-Out payments described in Section 3.4 are subject to market conditions and other factors outside the reasonable control of the Buyer and the Sellers.
Target Hiring Plan

Personnel Planned Growth	FY'18	FY'19
Research and Development	[…***…]	[…***…]
Customer success	[…***…]	[…***…]
Pre-sales	[…***…]	[…***…]
Sales rep	[…***…]	[…***…]
TOTAL	[…***…]	[…***…]
Notes: (i) assumes that hiring occurs over the course of the fiscal year (i.e. does not assume that all hires have been made at the beginning of each fiscal year); (ii) Buyer and Sellers acknowledge the actual hiring by Target must be supported by actual market conditions and may be deviated from based on actual results; (iii) in some instances Buyer may make its personnel available to Target in lieu of Target needing to hire additional employees.

2.	EBITDA TARGETS AND CALCULATIONS
Earn-out Target Assumptions:
Earn-out mix: […***…]% assigned to Revenue […***…]% assigned to EBITDA. No earn-out assigned to hardware / software mix.
Measurement Periods:
Year 1: October 1, 2017 – September 30, 2018. Target will provide financial statements for the period Oct 1, 2017 through closing date for Buyer to include in the earnout calculations contained in Schedule 3.4.
Year 2: October 1, 2018 – September 30, 2019
Revenue Assumptions:

•	Revenue measurement is based on US GAAP revenue recognition rules.

•	Revenues recorded for Target products sold by Buyer will be counted towards the earn-out targets contained in Section 1 of this Schedule 3.4.

***Confidential Treatment Requested	46/67

•	Revenues recorded by Target for Buyer products sold by Target will also be counted towards the earn-out targets contained in Section 1 of this Schedule 3.4.

•
For revenues recognized for products that contain both Buyer and Target technology, an allocation will be made based on the relative value of the related technologies included in the product being sold. Target will be given revenue credit for the proportionate revenues recognized.

•	If Year 1 revenues exceed the maximum target of […***…] EUR, the excess amount of revenues will be counted towards the revenue target for Year 2.

•	If Year 2 revenues exceed the maximum target of […***…] EUR, there will be no additional earn-out payment for the excess revenue.

•
If the revenue for the quarter ending December 31, 2017 exceeds […***…] EUR, then […***…] EUR of the earnout will be paid into the Escrow Account to be released on the first Year anniversary date. The remainder of Year 1 earnout will be then based on the Year 1 targets.

EBITDA Assumptions:

•	EBITDA measurement is based on US GAAP financial statement results

•	The EBITDA targets does not assume the capitalization of any R&D costs. The measurement of the EBITDA achievement will assume that no R&D costs are capitalized.

•	Any intercompany allocation charges to / from Target will be excluded for the calculation of the EBITDA results

•	If Year 1 EBITDA achievement exceeds the maximum target of […***…] EUR, the excess amount will be counted towards the revenue target for Year 2.

•	If Year 2 EBITDA achievement exceeds the maximum target of […***…] EUR, there will be no additional earn-out payment for the excess EBITDA.

•
EBITDA calculation will exclude stock compensation or purchase accounting related amortization costs. For example, there will be an accounting charge related to the RSUs granted to Target key employees. The related expense will not be part of the EBITDA calculation.

•	EBITDA calculation will exclude integration related costs. Such costs need to be disclosed in advance and agreed upon between Buyer and Target.

•	No EBITDA payout if revenues are below […***…] EUR in Year 1 and […***…] EUR in Year 2.

***Confidential Treatment Requested	47/67

Year 1 Earnout Targets
(October 1, 2017 - September 30, 2018)
Revenue Target	Payout %	Payout Amount if Q4 Condition is not met	Payout Amount if 2017 Q4 Condition is met	EBITDA Target	EBITDA as % of Revenue	Payout %	Payout Amount if Q4 Condition is not met	Payout Amount if 2017 Q4 Condition is met
[…***…]	100%	€ 2.008.125	€ 1.115.625	[…***…]	[…***…]	100%	€ 860.625	€ 478.125
[…***…]	90%	€ 1.807.313	€ 1.004.063	[…***…]	[…***…]	90%	€ 774.563	€ 430.313
[…***…]	80%	€ 1.606.500	€ 892.500	[…***…]	[…***…]	80%	€ 688.500	€ 382.500
[…***…]	70%	€ 1.405.688	€ 780.938	[…***…]	[…***…]	70%	€ 602.438	€ 334.688
[…***…]	60%	€ 1.204.875	€ 669.375	[…***…]	[…***…]	60%	€ 516.375	€ 286.875
[…***…]	50%	€ 1.004.063	€ 557.813	[…***…]	[…***…]	50%	€ 430.313	€ 239.063
[…***…]	40%	€ 803.250	€ 446.250	[…***…]	[…***…]	40%	€ 344.250	€ 191.250
[…***…]	30%	€ 602.438	€ 334.688	[…***…]	[…***…]	30%	€ 258.188	€ 143.438
[…***…]	20%	€ 401.625	€ 223.125	[…***…]	[…***…]	20%	€ 172.125	€ 95.625
[…***…]	—%	€ -	€ -	[…***…]		—%	€ -	€ -

***Confidential Treatment Requested	48/67

Year 2 Earnout Targets
(October 1, 2018 - September 30, 2019)
	Revenue Target	Payout %	Payout Amount	EBITDA Target	EBITDA as % of Revenue	Payout %	Payout Amount
	[…***…]	100%	€ 1.115.625	[…***…]	[…***…]	100%	€ 478.125
	[…***…]	90%	€ 1.004.063	[…***…]	[…***…]	90%	€ 430.313
	[…***…]	80%	€ 892.500	[…***…]	[…***…]	80%	€ 382.500
	[…***…]	70%	€ 780.938	[…***…]	[…***…]	70%	€ 334.688
	[…***…]	60%	€ 669.375	[…***…]	[…***…]	60%	€ 286.875
	[…***…]	50%	€ 557.813	[…***…]	[…***…]	50%	€ 239.063
	[…***…]	40%	€ 446.250	[…***…]	[…***…]	40%	€ 191.250
	[…***…]	30%	€ 334.688	[…***…]	[…***…]	30%	€ 143.438
	[…***…]	20%	€ 223.125	[…***…]	[…***…]	20%	€ 95.625
	[…***…]	0%	€ -	[…***…]		0%	€ -

***Confidential Treatment Requested	49/67

SCHEDULE 8.1
SELLERS’ WARRANTIES
This Schedule 8.1 should be read in conjunction with the disclosure letter annexed to this Agreement, which may amend some of the statements contained herein.

PART A: GENERAL MATTERS AND ACCOUNTS

1.	Sellers and the Companies

1.1	Existence and capacity, authorizations, valid obligations, filings and consents of Sellers. No conflict. Insolvency

(a)
Where they are a legal entity Sellers are validly incorporated, in existence, duly registered and in good standing under the Laws of their respective jurisdiction of incorporation; (i) no bankruptcy, or insolvency proceedings have been commenced or applied for under any applicable Law, against any Seller. There are no circumstances which justify or require the institution of such proceedings or any actions seeking to void or challenge this Agreement under insolvency law; and (ii) Sellers which are legal entities are not subject to any legal cause for, nor they are in the process of, dissolution or winding-up.

(b)
Each Seller has all requisite corporate power and corporate authority to enter into each of the Transaction Documents to which it is a party and to perform its respective obligations hereunder and thereunder.

(c)	The execution, delivery and performance by each Seller of this Agreement and each of the Transaction Documents to which they are a party:

(i)	have been duly authorized by all necessary corporate action on the part of that Person and (if applicable) its shareholders;

(ii)	do not, require any consent or approval from, or the giving of any notice or making of any filings to, any Governmental Authority by Sellers or a Company; and

(iii)
do not: (1) violate any applicable Law to which such persons are subject; (2) (A) require a consent, notice or approval under, conflict with, result in a violation or breach of or constitute a default under, result in the acceleration of, or (B) Except for the Phantom Shares Plan disclosed in Folder 9.03 create in any party the right to accelerate, terminate, vary or cancel, any contract to which any of such Persons is a party; (3) (A) require a consent, notice or approval under, conflict with, result in a violation or breach of or constitute a default under, result in the acceleration of, or (B) create in any party the right to accelerate, terminate, vary or cancel, any contract to which any of such persons is a party; or (4) violate the certificate of incorporation, by-laws or other organizational documents of such Person.

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(d)
This Agreement and the Transaction Documents will constitute legal, valid and binding obligations of Sellers and will be enforceable in accordance with their respective terms and conditions, except to the extent that: (i) such enforcement may be subject to bankruptcy, insolvency, reorganization or any similar proceedings or Laws in place after the execution of this Agreement or any of the Transaction Documents, as the case may be applicable; and (ii) the remedies of specific performance arising from the breach of this Agreement and/or any of the Transaction Documents may be subject to the restrictions and limits placed at the discretion of the Governmental Authority before which any claim may be brought in the future.

(e)
As of the date hereof, no Seller nor any other third party has any rights to participate in the profits of a Company nor are there any profit participation rights or similar voting rights of any Seller or any other third party with respect to a Company.

1.2    Companies

(a)
Each of the Companies is validly incorporated, in existence, duly registered and in good standing under the Laws of its jurisdiction of incorporation. Each of the Companies has full power under its constitutional documents and/or by-laws to conduct its business as conducted at the date of this Agreement.

(b)
No bankruptcy, insolvency or judicial composition proceedings have been commenced or applied for under any applicable Law, against any of the Companies. There are no circumstances which justify or require the institution of such proceedings against the Companies or any actions seeking to void or challenge this Agreement under insolvency law.

(c)
None of the Companies has received any notice that an order has been made, petition presented or meeting convened for the winding up of a Company or for the appointment of any provisional liquidator. No Company has adopted any resolution in this regard. No events have occurred which, under applicable Laws, would be reasonably likely to justify any such actions or proceedings.

(d)
None of the Companies has received any notice concerning the appointment of a receiver (including any administrative receiver or the equivalent to a receiver or administrative receiver in the relevant jurisdiction) in respect of the whole or any material part of the property, assets and/or undertaking of the Companies. Neither Sellers nor any Company have adopted any resolution in this regard. No events have occurred which, under applicable Laws, would be reasonably likely to justify any such actions or proceedings.

(e)
None of the Companies owns any security (or right or obligation to subscribe for or purchase any securities) or the whole or any part of the undertaking or business of any other Person, other than other Company. None of the Companies has entered into any joint venture, partnership, merger or consolidation with any other Person, or taken any steps having an equivalent effect. None of the Companies is a director or controls the management of any other Person, and has assumed any

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commitment or obligation or started negotiations that might give rise to any liability on its part relating to the potential acquisition of a stake in any Person.

(f)	All powers of attorney granted by the Companies have been duly registered with the relevant commercial registry.

(g)
True, current and complete copies of the by-laws, certificates of incorporation (and other comparable governing documents) of each of the Companies as in effect on the date of this Agreement have been filed with, and are available from, the relevant Companies Registry when legally required and are contained in Folders 8.07; 5.17; 4.2.12; and 22.00 of the DVD-ROM. Other than the by-laws of the Companies Disclosed there are no agreements, arrangements or understandings between Sellers or any of them and any other direct or indirect shareholder of a Company or third party in relation to the exercise of shareholders’ rights in a Company or the Shares in a Company.

(h)
Folder 5.14 of the DVD-ROM contains a complete and accurate copy of all corporate resolutions adopted by the shareholders and directors, when applicable, of each of the Companies in the last five years.

(i)	No Company is a party to any contract with any current or former director or officer of a Company
1.3    Title of ownership over the Shares

(a)
The authorized capital stock of the Companies is set out in Schedule 1. The shares listed in Schedule IV constitute the whole of the issued share capital of each of the Companies. Sellers are the sole legal and beneficial owners of the Shares as listed in Schedule IV (which includes the holders of the Shares, the number, and percentage of Shares of each Company held by each such holder) and are entitled to transfer or procure the transfer of the full ownership of the Shares and with all rights attaching to them on the date hereof in the terms of this Agreement.

(b)
All of the shares of the Companies are duly authorized, validly issued, fully paid and free of any Liens and are issued in compliance with all applicable Laws. No further shares or other equity securities in the Companies have been issued, or any right to such issuance been granted.

(c)	None of the Companies have issued share certificates in connection with their shares.

(d)
There are no outstanding (i) securities convertible into or exchangeable for the capital stock of, or equity interests in, any of the Companies, (ii) options, warrants or other rights to purchase or subscribe for capital stock of, or equity interests in, any of the Companies, or (iii) contracts or understandings of any kind requiring the issuance, transfer, repurchase, redemption, reacquisition or voting of any capital stock of, or equity interests in, any of the Companies, or any such convertible or exchangeable securities or any such options, warrants or rights, to which a Company is party or by which a Company is bound.

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(e)	There is no Person who is entitled to acquire or receive any shares or other securities of any of the Companies.

(f)
Sellers or the Companies are not a party to any stockholders agreement, voting agreement, proxy, voting trust or similar agreement with respect to their shares, and there are no other contracts restricting or otherwise relating to the transfer or voting of their shares being transferred to Buyer as contemplated by this Agreement.

(g)	There are no outstanding bonds, debentures, notes or other debt securities of the Companies.

1.4
Statutory books. The statutory registers, books of account and other records of each Company required to be kept by applicable Laws in any relevant jurisdiction (i) are up to date; (ii) will be in the possession of or at the disposal of the relevant Company at the date hereof; (iii) have been maintained in all material respects in accordance with such Laws; and (iv) comprise in all material respects complete and accurate records of all information required to be recorded.

2.	Accounts, Accounts Receivable and Inventory
2.1    Accounts

(a)
Folder 3.22 and 3.39 of the DVD-ROM sets out, if applicable, in respect of a Company (i) accurate copies of the audited individual financial statements for the fiscal year 2016 of each Company, together with the report of the Company’s independent auditor thereon (collectively, the “Last Accounts or the “Accounts”).

(b)
The Last Accounts were audited and provided with an auditors’ report and were prepared in accordance with applicable Law and applicable GAAP applied on a consistent basis with past practices (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the assets, liabilities, financial position and profit or loss (as applicable) of the Companies as of the dates thereof and their consolidated results of operations and cash flows for the periods ending on 31 December 2016 (the “Date of the Last Accounts”).

(c)
Except for liabilities (i) disclosed in the Accounts, (ii) incurred in the ordinary course or pursuant to the Transaction Documents since the Date of the Last Accounts or (iii) none of the Companies has, or since Date of the Last Accounts, has incurred, any liabilities.

(d)	From 31 December 2016:

(i)	each Company has been operated in the ordinary course, being any payments made in the ordinary course of trading;

(ii)	no Company has declared, authorized, paid or made any dividend or other distribution nor has any Company reduced its paid-up share capital;

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(iii)	no Company has issued or agreed to issue any share or loan capital or other similar interest;

(iv)
there has not been any redemption or other acquisition by a Company of its securities, any spin-off, reclassification or any other change affecting it share capital or any merger, consolidation or other business combination, nor has a Company, directly or indirectly, entered into any agreement or commitment to do any of the foregoing;

(v)
no Company has been involved in any transaction which has given rise to a liability to Tax on any Company other than Tax in respect of normal trading income or receipts of the Company concerned arising from transactions entered into by it in the ordinary course; and

(vi)	no Company has suffered a material adverse change.

2.2
Accounts Receivable. All of the notes and accounts receivable of the Companies reflected on the Combined Accounts, and all of the notes and accounts receivable of the Companies that have arisen since Date of the Last Accounts, (i) are reflected on the financial statements of the Companies at a value in accordance with the applicable Spanish GAAP, (ii) arose from work actually performed in the ordinary course, (iii) are valid claims for receivables and are collectible and (iv) are not subject to any defenses, counterclaims, offsets or recoupments (except to the extent any such dispute is reflected in the reserves for doubtful accounts shown on the Accounts).

2.3	Inventory. All inventories of raw materials, work-in-process and finished goods of the Companies consists of a quantity and quality usable and saleable in the ordinary course of business.
All Inventory reflected on the Accounts is valued in accordance with Spanish GAAP at the lower of cost or market.
PART B: REPRESENTATIONS AND WARRANTIES OF SELLERS IN CONNECTION WITH THE COMPANIES

3.	Financial Debt, State Aid And Grants

3.1
Financial Debt. As of the date hereof the Companies are not a party to any agreement in respect of (i) Financial Debt granted to any of the Companies (ii) any related interest rate swap, currency contracts, hedging instruments or other derivative instruments, sureties and letters of comfort (including off-balance sheet commitments), (iii) any other financing arrangements (including, instalment purchases and bank letters or agreements confirming lines of credit)). The Companies do not have any (or are committed to have any) Financial Debt as of the date of this Agreement.

3.2	Loans granted by Companies. None of the Companies has granted or made any loans or credit arrangements to any Person save for debts arising from commercial transactions in the ordinary course.

3.3	Guarantees. Set out in Folder 3.48 of the DVD-ROM are all documents where the Companies are guarantors (under or pursuant to a guarantee, indemnity, surety bond,

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letter of credit or letter of comfort) or have given any other form of financial guarantee or have their assets serve as collateral for any financial obligations of Sellers or any of their Affiliates or of any Person.

3.4
Soft loans and grants. Each Company has correctly fulfilled the conditions and obligations set forth in any of: (i) the resolutions or documents granting the loans and grants; (ii) the contracts entered into by any Company and the public authorities related to the loans and grants; (iii) the resolutions, certificates, notifications or any other type of documents issued by the Ministry of Industry or other public authorities; and (iv) the regulations governing the loans or grants or any other regulations applicable to the loans and grants.

These conditions and obligations include, among others the: (i) correct payment of any due amount related to the loans and grants within the time-period set forth in the resolutions or documents granting the loans or grants; and (ii) the correct execution of all projects, plans, budgets or similar documents submitted to the Ministry of Industry or other public authorities to obtain the soft loans or grants.
Also, the loans and grants are not threatened by circumstances that would enable early termination, repayment or revocation.
Folder 3.48 in the DVD-ROM includes a true, correct and complete list as of the date hereof of all government grants, subsidies and similar financial assistances and any other aid (whether in the form of grants, subsidies, guarantees or financial assistance); and Folder 3.48 in the DVD-ROM includes a true, correct and complete list as of the date hereof of all soft loans, received by any Company from (or sponsored by) any national, regional or local authority or public body (each a “State Aid”). The Companies: (i) have used all State Aids in compliance with the respective grant notifications, agreements and/or other terms and conditions applying thereto, in each case as in effect on the date of this Agreement; and (ii) are under no obligation to repay any State Aid, nor is any such obligation threatening. None of the State Aid granted to a Company will have to be repaid in whole or in part, and no State Aid may be revoked, rescinded, cancelled or otherwise terminated as a consequence of the consummation of the Transactions contemplated under this Agreement.
There are no agreements with Governmental Authorities entered into by the Companies other than the grants, subsidies and similar financial assistances to which the State Aid refers to.

4.	Permits and Environmental matters

4.1
Permits and Licenses. Each Company holds all the permits, certificates, licenses, approvals and/or other authorizations or consents required under applicable Laws to conduct their respective activities as conducted at the date hereof or the ownership of their assets (collectively, “Permits”).

All such Permits are validly held and in full force and effect and not threatened by circumstances that would enable their revocation or cancellation by a third party.
None of the Companies has received any written notice from a Governmental Authority alleging the lack or expiry of any Permit required to conduct their respective activities

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as conducted at the date of this Agreement. The Companies are and have been in compliance in all material respects with the terms and conditions of the Permits.

4.2
Environmental matters. The Companies have at all times, and are, in compliance with all material applicable environmental Laws, and have not received any communication, whether from a Governmental Authority or other Person, alleging that a Company is not in such compliance; there are no past or present actions, conditions, activities, circumstances or occurrences that would prevent such compliance in the future.

There are no environmental Proceedings pending or threatened, against any Company or, to the best of Sellers’ knowledge, against any Person whose liability for any environmental claim any of the Companies has retained or assumed either contractually or by operation of Law.
The Companies have not, and no other Person has, within the applicable statutory limitation period, stored, deposited, discharged, released, buried, dumped or disposed of Hazardous Materials on or beneath any real property currently or formerly owned, operated or leased by the Companies. Additionally, Companies have at all times, and are, in compliance with all material applicable environmental Laws and any other binding legal obligations relating to the treatment, storage, disposal, transport or handling of Hazardous Materials.
The Companies have not operated in operating properties other than the Properties.

5.	Business Assets; Insurance

5.1
Ownership. Each Company has good and valid title to, or a valid and enforceable right to use, all assets (whether tangible or intangible) used or held for use in connection with their business consistent with past practice, in each case, free and clear of all Liens. No Company has (outside the ordinary course) disposed of, or agreed to dispose of, any material asset of its business included in the Accounts.

5.2
Insurances. Folder 5.10 of DVD-ROM contains a list and brief summary of all the insurance policies covering each Company (the “Insurance Policies”), which are in full force and effect, and the Companies are up-to-date with the payment of the insurance premiums relating thereto. The Insurance Policies cover the risks which are required by Law to be covered, as well as all risks usually covered by companies engaged in similar businesses to the Companies. No Company has any outstanding claim under any Insurance Policy, and to the best of Sellers’ knowledge, there are no circumstances likely to give rise to such a claim. No Company is in default with respect to its obligations under any of the Insurance Policies (including payment obligations). No Seller, nor any of the Companies have received any notification from an insurer alleging that any Insurance Policy is cancelled, null or voidable.

5.3	The Companies either own or have a valid title to use all assets required to conduct their business in the ordinary course in the manner conducted during the 12 months prior to the date hereof.

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6.	Material Contracts

6.1
Material Contracts. None of the Companies is subject to any outstanding obligations under any of the following contracts (individually, a “Material Contract” and, collectively, the “Material Contracts”):

(a)
any contract which contains a non-competition covenant that precludes or purports to preclude a Company or its Affiliates from operating in any geographic location or from hiring the staff of its choice;

(b)	any contract relating to the formation, operation or management of any joint venture, alliance or partnership except the Contracts disclosed in the Q&A and in Folder 1.03 of the DVD-ROM ;

(c)
any contract providing any Person with a material exclusive dealing arrangement or the right of first refusal or first offer or similar type provision with respect to the disposition or acquisition of any material assets of a Company;

(d)	any contract which grants any Person “most favored nation” status;

(e)	any Contract of Material Value which is:

(i)	an agreement entered into with the customers of the Companies save for those Disclosed in Folder 5.22 of the DVD-ROM;

(ii)	a purchase or supply agreement under which the Companies acquire or are supplied with goods or services save for those Disclosed in Folder 3.14 of the DVD-ROM; or

(iii)
a contract relating to the Companies’ use or ownership of or rights in any Intellectual Property Rights (whether restricting, enabling, licensing or otherwise affecting such Intellectual Property Rights), save for documents 1.03 (“CEPHIS”) and 5.22 (“Contrato firmado Flexxible”);

(f)	any contract entered into outside the ordinary course of the Companies;

(g)	any contract which contains restrictions with respect to payment of dividends or any other distribution by any Company;

(h)	any contract governing the terms by which a Company assumes any liability to Tax (except for liabilities to Taxes to be assumed pursuant to the application of mandatory Law) of any other Person;

(i)
any contract that (i) requires a consent or approval from any third party or (ii) provides for payments by a Company or (iii) permits a third party to terminate or modify such contract, in each case as a result of the execution of this Agreement or the consummation of the Transactions contemplated by this Agreement, provided that for the purposes of the above of “Material Value” shall mean that such contract is a contract which is expected to generate annual sales, require annual payments, or which otherwise has an annualised value, of EUR 20,000 or more.

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Each of the Material Contracts is, in all material respects, in full force and effect, and is valid and, with respect to the Companies, enforceable in accordance with its terms, and with respect to the other parties thereto is enforceable in accordance with its terms, except that enforcement of any Material Contract may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other applicable Laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and general equitable principles.
There is no material breach of any Material Contract by a Company and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a material default thereunder by a Company of a Material Contract. There is no material breach of any Material Contract by the relevant other party to a Material Contract.
No other contracting party to any Material Contract has given notice to a Company, or made a claim against a Company with respect to, any material breach or default thereunder.
None of the Companies or their Affiliates has received notice that any party to any Material Contract intends to cancel or terminate any such Material Contract or to exercise or not exercise any option or extension right thereunder whether as a result of the Transaction or otherwise.
True, correct and complete copies of each Material Contract are included in Folder 1.03, 5.22 and 3.14 of the DVD-ROM.
6.2    Product warranties

(i)	All products designed, manufactured or supplied by the Companies have complied with all required applicable Laws and with all customers’ requirements; and

(ii)
(a) there has been no Proceeding pending, or to the best of Sellers’ knowledge, threatened against a Company with respect to any product liability and (b) there has not occurred any state of facts or circumstances that would give rise to any Proceeding with respect to any products manufactured, sold or distributed by or on behalf of or in the name of or for the account of a Company, including any Proceeding on account of any express or implied warranty, except in each case under paragraphs (i) and (ii) above, for such non-compliance or claims that have already been accrued for and reflected in the Accounts , or have been financially settled or resolved or are within normal warranty experience applicable for the Companies.

7.	Litigation

7.1
Litigation. save as Disclosed in Folder 9.14 of the DVD-ROM there is no Proceeding pending or, to the best of Sellers’ knowledge, threatened against the Companies and there are no settlement agreements or similar written agreements with any Governmental Authority and no outstanding orders, judgments, stipulations, decrees, injunctions, determinations or awards issued by any Governmental Authority against or affecting the Companies.

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8.	Property

8.1	Owned Properties. The Companies do not own, and have not owned in the past, land and/or facilities.

8.2	Leased Properties. All lease agreements over the properties of the Companies are set out in Folder 16.02 of the DVD-ROM (the “Property Lease”). With respect to each Property Lease:

(a)	such Property Lease is valid, binding and in full force and effect;

(b)	the Transaction does not require the consent of any other party to such Property Lease, will not result in a breach of or default under such Property Lease;

(c)
no Company or any other party to the Property Leases is in breach or default under such lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a breach or default thereunder or would result in the premature termination of such lease;

(d)	all rents were paid in full, there are no rent arrears under any such Property Lease; and

(e)	no Company is currently subleasing, licensing or otherwise granting any Person the right to use or occupy such leased property or any portion thereof.
PART D: INTELLECTUAL PROPERTY RIGHTS AND INFORMATION TECHNOLOGY

9.	IPR

9.1
Folders 12.02, 12.03, 12.08, 12.12, 12.13 and 12.14, and document 1.04 “Document detailing architecture of current products” contain a complete and accurate list of all (a) patented or registered Intellectual Property Rights and pending patent applications and other applications for registration of Intellectual Property Rights which any of the Companies owns or purports to own (“Registered Intellectual Property”), (b) Company Software, (c) all licenses granted by any third party to any of the Companies with respect to any Intellectual Property Rights (other than any commercially available off-the-shelf object code software licensed for internal use only under standard terms), and (d) all licenses, covenants not to sue, or similar rights granted to any third party in any Company IP (other than non-exclusive, internal use, licenses granted to end user customers in the ordinary course of business to access Company Software pursuant to the Companies’ standard form of software license or software service agreement). All Registered Intellectual Property is subsisting. No third party has challenged the validity or enforceability of any Registered Intellectual Property. All Registered Intellectual Property is valid and enforceable, and does not incur in any cause of nullity or expiry.

9.2
Intellectual Property Rights. The Companies exclusively own all right, title and interest in and to all Company IP, free and clear of all Liens. Each Person who is or was an employee or contractor of the Companies and who is or was involved in the creation or development of any Company IP has signed a valid, enforceable agreement containing confidentiality provisions protecting the Company IP. No third party (including, but not

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limited to, employees of the Companies, employees of the Sellers, clients, contractors and subcontractors of the Companies or of the Sellers) has any title or ownership interest in or to any Company IP, except the contract with Universitat Autonoma (CEPHIS) disclosed in Folder 1.03 of the DVD-ROM. There are no restrictions on the disclosure, use, or transfer of the Company IP, including the Company Software.

9.3
The Companies own or otherwise have, and after the date hereof, the Companies will own or otherwise have all Intellectual Property Rights needed to conduct the business of the Companies as currently conducted and planned to be conducted. Neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements) will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (a) a loss of, or Lien on, any Company IP; (b) a breach of any license agreement listed or required to be listed on Folders 12.12, 12.13, 12.14 and 12.23 of the DVD-ROM; (c) the release, disclosure, or delivery of any Company IP, including any source code, by or to any escrow agent or other Person; or (d) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Company IP.

9.4
No infringement. No product or service offered, marketed, licensed, or sold by any of the Companies has infringed (directly or indirectly), misappropriated, or otherwise violated or is currently infringing, misappropriating or violating any Intellectual Property Right of any third party. None of the Companies have received a notice or claim within the past six years that it has infringed or misappropriated or is offered a license to the Intellectual Property Right of any third party or otherwise alleging that the IPR used by a Company infringes any IPR or industrial property rights of a third party or amounts to an unfair competition act, and no circumstances exist which are likely to give rise to such a notice or claim. No product or service offered, marketed, licensed, or sold by any of the Companies, nor the conduct of the business of the Companies as currently conducted and as conducted in the past, does not infringe (directly or indirectly), misappropriate, or otherwise violate, and has not infringed, misappropriated, or otherwise violated, any Intellectual Property Right of any other Person, nor amounts to an unfair competition act, and there has been no such dispute nor claim asserted or threatened against the Sellers or the Companies. To the best of the Sellers’ knowledge, no Person has infringed, misappropriated, or otherwise violated, and no third party is currently infringing, misappropriating, or otherwise violating any Company IP, and no such claims have been asserted or threatened in the past. None of the Companies have an obligation to indemnify any third party against any infringement, violation or misappropriation of any Intellectual Property Right of a third party other than to customers in the ordinary course of business.

9.5
Each of the Companies has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information including any that the Companies hold, or purport to hold, as a trade secret. None of the Companies has any duty or obligation to deliver, license, or make available the source code for any Company Software to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of any of the Companies. No Company Software is subject to

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any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that (a) could require, or could condition the use or distribution of such Company Software on, the disclosure, licensing, or distribution of any source code for any portion of such Company Software, or (b) could otherwise impose any limitation, restriction, or condition on the right or ability of any of the Companies to use or distribute any Company Software.

9.6
No Company Software (a) contains any defect or error that materially and adversely affects the use, functionality, or performance of such Company Software; or (b) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Software. No Company Software contains any “virus” or any other code designed or intended to have, or capable of: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent. No source code for any Company Software has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of any of the Companies.

10.	Information Technology and Data Protection

10.1
All of the systems used by the Companies in connection with the operation of the business of the Companies are maintained and operated exclusively by the Companies and are not wholly or partly dependent on any facilities or means, including any electronic, mechanical or photographic process, computerized or otherwise, (except for the software being located in an external server) which are not under the exclusive ownership and control of the Companies. Each of the Companies’ computer systems, hardware and software and all programs available on and run by the computer systems, perform to their optimal capacity and no errors or defects, which have not been fully remedied, have been discovered therein. Such computer systems contain no virus or potentially harmful program codes. The Companies have complied with all written policy guidelines for all parties with access to its computer systems regarding use of its computer systems, including use of the internet and e-mail, and, to the Sellers’ knowledge, such policy guidelines have been and are being complied with.

10.2
The Companies have processed personal data (including, if applicable, personal sensitive date) in compliance with applicable Law and have complied with the registration and/or notification requirements of the relevant data protection authority as set out in Folder 11 of the DVD-ROM. In particular, the Companies are in compliance with applicable Law when, for the provision of their services, they process personal data which their clients are controllers of. The Companies have not been subject to any Proceedings by Governmental Authorities in respect of data protection Laws. No assignments of personal data are or have been carried out by the Companies out of the European Union. There have been no privacy or security breaches, breakdowns, malfunctions, data loss, failures or other material defects in the IT systems of the Companies.

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PART E: TAX AND EMPLOYMENT MATTERS

11.	Tax Matters

11.1
All liabilities of each Company for Tax measured by reference to income, profits or gains earned, accrued or received on or before the Date of the Last Accounts or arising in respect of an event occurring on or before the Date of the Last Accounts are fully provided for or (as appropriate) disclosed in the Accounts.

11.2
Each Company up to and including the date hereof, has punctually complied, and is current and up-to-date, with all formal and material Tax obligations. In particular and, among other obligations, each Company has paid in full, and has deducted or withheld all Tax which it has been obliged by Law to deduct or withhold from amounts paid by it and has properly accounted to the relevant Tax authority for all amounts of Tax so deducted or withheld, and has duly and timely filed all Tax returns to be filed with the relevant Tax authorities under applicable Law and those Tax returns were correctly prepared in all material aspects.

11.3
Carry-forward losses, and any other amounts corresponding to Taxes which are pending to be offset or refunded, have been correctly reflected and declared by the relevant Company consistent with past practice.

11.4	All statements and disclosures filed by each Company to any Tax authority were properly made in due form and time and were and remain complete and accurate in all material aspects.

11.5
No action has been carried out by any Company (including, among others, the application of any kind of Tax benefit) in respect of which any consent or clearance from any Tax authority was required without having validly obtained such consent or clearance and if that was the case, such consent or clearance remains in force.

11.6
All the transactions in which each Company has been involved have been carried out for valid business reasons and not exclusively for Tax driven reasons. No Company has carried out or been involved in simulated or faked transactions. Moreover, no Company has carried out or been involved in legal transactions which are notoriously artificial or inappropriate for the achievement of the result obtained, and that do not derive relevant legal or economic effects, different from the effects that would have been obtained had the usual or appropriate acts or transactions been carried out, other than a Tax saving.

11.7	No Company have carried out, co-operated in or induced any third party to commit acts or omissions which constitute offences, infringements or breaches of Tax Law.

11.8	No Company is liable or may be found liable for Taxes owed by another Person.

11.9
Each Company has and keeps the documentation required under the Tax Law, including the documentation required for transfer pricing purposes. In any event, each Company keeps files as required for past events or decisions for the Tax periods open to audit on the date hereof, enough to evidence the accurateness and correctness of any Tax return filed by the Company.

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12.	Employment and Social Security Matters

12.1
Employees. The document named “Employee Information” enclosed to the deed of deposit sets forth, as of 15 October 2017 the number of Employees of the Companies including a breakdown of their seniority, type of employment contract, position, and annual total gross salary (both fixed and variable and in cash and in kind). The aggregate for all Employees of total annual gross salary (both fixed and variable and in cash and in kind) and any other kind of remuneration or social benefit is correctly reflected in the Accounts. The information contained in Folder Kreston (Salaries) 5.04 is complete and correct and ‒save for variations in accordance with CBA- the seniority, type of employment contract, position, and annual total gross salary (both fixed and variable and in cash and in kind) and any other kind of remuneration or social benefit of the Employees as of the date hereof are not more onerous for the relevant employer than those Disclosed.

12.2
Applicable Laws. The Company apply the Collective Agreement of “Convenio colectivo sector de empresas de ingenieria y oficinas de Estudios técnicos” according to Law. This Collective Agreement is contained in Folder 9.21 of the DVD-ROM. Each of the Companies have complied in all material respects with applicable labor and Social Security Laws and the provisions of these collective bargaining agreements (including, among others, those relating to working time, overtime, banked hours, night hours and statutory rest periods). All the standard terms and conditions of employment applicable to the Employees of the Companies comply with all applicable Laws and relevant collective bargaining agreements.

12.3
Labor Proceedings. None of the Companies has received any notices of any outstanding labor Proceedings (including, among others, administrative Proceedings related to labor, Social Security and prevention of occupational hazards matters) with respect to the Employees of the Companies.

12.4
Employment contracts. Folder 9.21 of the DVD-ROM contains the standard employment contracts of the Employees of the Companies. The Companies have not entered into any term agreement or temporary employment agreement which could be considered or construed under applicable Laws to constitute a permanent employment agreement.

12.5
Senior executives employees: None of the Companies has entered into senior executive employment contracts, and there are no Employees who (i) could claim to be senior executives of the Companies, or (ii) would be entitled to terminate their employment contracts with the Companies as a result of the change of control of the Companies.

12.6
Payments. The Companies are up to date in the payment of the all remunerations, salaries, social benefits, Social Security contributions and other payments due to the Employees of the Companies, and have complied in all material aspects with their tax and Social Security obligations in respect of the Employees of the Companies.

12.7	Pensions of undertakings: The Companies have contracted out the pensions undertakings or insurance policies regulated in the applicable collective bargaining agreements.

12.8	Group of Companies. The Companies and any other company with which they have had a corporate link prior to the date hereof do not make up a group of companies for labor

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purposes. Therefore, there is no joint and several liability for labor and social security obligations among the said companies.

12.9
No Golden Parachutes. No Employee of the Companies has entered into or is beneficiary of any monetary or other benefits of any nature upon their dismissal or departure from employment in the Companies other than as required by applicable Law

12.10	Trade Unions. There are no workers or union representation in connection with the Employees of the Companies.

12.11
Health & Safety Matters. The Companies comply with applicable Laws of health and hygiene at the workplace, occupational health and safety, prevention of work-related accidents in respect of the Employees of the Companies and exposure to Hazardous Materials.

12.12
Commercial and subcontracting relationships. None of the commercial relationships set out in Folder 1.03 of the DVD ROM may be deemed to be or understood as a labor relationship or as an illegal transfer of employees and, thus, the Companies are not subject to any contingencies, claims or obligations of any kind arising from such a possible labor relationship or an illegal transfer of employees.

12.13
Suppliers and contractors. The relationships between the Companies and their respective suppliers and contractors do not entail any illegal transfer of employees or any other breach of suppliers and contractors employee’s rights. The Companies (i) have undertaken all the necessary material formalities dealing with Social Security matters necessary to avoid joint and several liability regarding the labor and Social Security duties of their suppliers and contractors; (ii) have duly checked that their suppliers and contractors are up to date in the fulfillment of their labor and Social Security obligations and are duly in compliance with health and safety at work obligations in respect of their employees; and (iii) have complied with all material formalities with respect to immigration matters.

PART F: COMPLIANCE WITH LAWS AND ANTI-CORRUPTION

13.	Compliance With Laws

13.1	Save as Disclosed against any of the other Representations and Warranties of Sellers, the Companies are and have been, in compliance in all material respects with all applicable Laws.

14.	Anti-Corruption

14.1	Except for those matters which, individually or in the aggregate, have not had and would not reasonably be expected to result in material liability to the Companies:

(a)
no Company, nor any director of a Company has, in connection with the Companies, itself or, to the best of Sellers’ knowledge, any of its Employees, agents, representatives, sales intermediaries, or any other third party, in each case, acting on behalf of a Company, taken any action in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or other applicable bribery Law (in each case, to the extent applicable to a Company and/

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or its directors or Employees, agents, representatives, sales intermediaries, or any other third party acting on behalf of a Company);

(b)
no Company, nor any director or –to the best of Sellers’ knowledge– Employee of a Company is, or in the past has been, subject to any actual, pending, or threatened Proceedings, or made any voluntary disclosures to any Governmental Authority, involving a Company in any way relating to the FCPA or other applicable bribery Law (in each case to the extent applicable to a Company and/or its directors or –to the best of Sellers’ knowledge– Employees);

(c)
each Company has made and kept books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of that Company as required by the FCPA or other applicable bribery Law (in each case to the extent applicable to a Company), in all material respects;

(d)
each Company has instituted policies and procedures reasonably designed to ensure compliance with the FCPA, or other applicable bribery Law (in each case to the extent applicable to a Company and/or its directors or Employees), and maintains such policies and procedures in force; and

(e)
no director of a Company is (i) an official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, (ii) a party official or candidate for political office or (iii) a company, business, enterprise or other entity owned, in whole or in part, or controlled by any Person described in (i) or (ii).

No Company, nor any director or, to the best of Sellers’ knowledge, Employee of any Company is, or has ever been, a Person that is: (a) listed on, or owned or controlled (directly or indirectly) by a Person listed on, a Sanctions List; (b) located in or organized under the laws of any country or territory as may, from time to time, be the target of comprehensive country or territory-wide Sanctions (which, at the date of this Agreement, are Cuba, Iran, North Korea, Sudan, Syria and the territory of Crimea); (c) acting at the direction, on behalf of, or for the benefit of a person referred to in subparagraphs (a) or (b) above; or (d) otherwise the target of Sanctions.
No Company nor any director or, to the best of Sellers’ knowledge, Employee of any Company has engaged, or engages, in any activity, practice or conduct (or failure to act) which breaches or has breached any applicable Sanctions.

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SCHEDULE 10
BUYER AND BUYER´S GUARANTOR WARRANTIES

1.	Existence and capacity

1.1
Buyer and Buyer´s Guarantor each has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder and to effect and consummate the Transactions contemplated thereby. Such Transaction Documents have been, or upon execution and delivery thereof will be, duly authorized, executed and delivered by Buyer and Buyer´s Guarantor, and constitute, or upon execution and delivery thereof will constitute, legal, valid and binding obligations of Buyer and Buyer´s Guarantor, enforceable against them in accordance with their respective terms, except to the extent that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally, and (b) the remedy of specific performance or injunctive and other forms of similar relief may be subject to defenses and to the discretion of the court before which any proceeding therefore may be brought.

1.2
Buyer and Buyer´s Guarantor each (i) has not been declared insolvent or bankrupt and no action or request is pending to declare it insolvent or bankrupt, (ii) has not filed for insolvency or bankruptcy and (iii) is not insolvent, bankrupt, unable to pay its debts when and as they fall due or in the process of dissolution, liquidation, compulsory administration, recovery or suspension of payments.

2.	No conflict
The execution and delivery by Buyer and Buyer´s Guarantor of the Transaction Documents to which it is a party do not, or upon execution and delivery thereof will not, and the performance by Buyer and Buyer´s Guarantor of its obligations thereunder will not, conflict with or violate their bylaws or any Law applicable to it.

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SCHEDULE 13.9
NOTICES
All notices, requests, claims, demands and other communications in connection with this Agreement shall be in writing in English or in the language of the proceedings and delivered by burofax, e-mail or courier using an internationally recognized overnight courier service. A notice, request, claim, demand or communication shall be effective upon receipt and shall be deemed to have been received (i) at the time of delivery, if delivered by burofax or courier; or (ii) at the time of transmission if delivered by e-mail provided that in either case, where delivery occurs later than 5:30 pm in the relevant location on a Business Day, notice shall be deemed to have been received at 9:30 am on the next following Business Day.
The addresses and e-mails of the parties for the purpose of Clause 13.9 are the following (or such other address for a Party as specified in a notice given in accordance with Clause 13.9):
if to the Sellers:
Nucli Inversions BCN, S.L.
Av. Diagonal 590, 2º 2ª,
08021, Barcelona, España
Attention:    Xavier Codó Grasa
Email:    nucliinversionsbcn@gmail.com
with a courtesy copy to:
Riba-Vidal Abogados, S.L.P.
Av. Diagonal 433 bis, 2º 2ª,
08036, Barcelona, España,
Attention: Oscar Orriols
e-mail: oorriols@rvabogados.com

if to the Buyer:
Mitek Systems, Inc.
600 B Street, Suite 100,
San Diego, CA 92101, United States.
Attention: Jason Gray (General Counsel)
e-mail: jgray@miteksystems.com; jdebello@miteksystems.com
with a courtesy copy to:
Uría Menéndez Abogados, S.L.P.
Av. Diagonal 514
08006 Barcelona, España
Attention: Eduardo Bagaría
e-mail: eduardo.bagaria@uria.com

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